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Exhibit 99.1

Selected financial and operating data

The following table sets forth a summary of our selected consolidated historical financial data for each of the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999, which have been derived from our consolidated financial statements and our accounting records. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations" and other financial information included herein.

	Year Ended December 31,
(Dollars in thousands, except share and per share data)	2003		2002		2001	2000	1999

Consolidated Statement of Operations Data
Net operating revenues	$2,796,766		$2,163,384		$1,657,476	$1,305,672	$1,052,247
Income from operations	291,358		242,466		190,704	156,864	123,901
Income (loss) from continuing operations	132,049		100,801		46,018	10,903	(15,705)
Net income (loss)	131,472		99,984		44,743	9,569	(16,789)
Earnings per common share—Basic:
Income (loss) from continuing operations	$1.34		$1.02		$0.52	$0.16	$(0.29)
Loss on discontinued operations	—		—		(0.01)	(0.02)	(0.02)

Net income (loss)	$1.34		$1.02		$0.51	$0.14	$(0.31)
Earnings per common share—Diluted:
Income (loss) from continuing operations	$1.30		$1.01		$0.51	$0.16	$(0.29)
Loss on discontinued operations	—		(0.01)		(0.01)	(0.02)	(0.02)

Net income (loss)	$1.30		$1.00		$0.50	$0.14	$(0.31)
Weighted-average number of shares outstanding:
Basic	98,391,849		98,421,052		88,382,443	67,610,399	54,545,030
Diluted(1)	108,094,956	(2)	108,378,131	(2)	90,251,428	69,187,191	54,545,030

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001	2000	1999

Other Operating Data Consolidated Data
Number of hospitals(3)	69	60	54	49	43
Licensed beds(3),(4)	7,637	6,137	5,214	4,511	3,938
Beds in service(3),(5)	6,041	4,800	3,996	3,444	2,979
Admissions(6)	250,901	205,607	165,100	139,407	116,650
Adjusted admissions(7)	458,709	379,604	303,677	255,770	210,388
Patient days(8)	989,891	792,252	624,740	532,083	463,635
Average length of stay (days)(9)	3.9	3.9	3.8	3.8	4.0
Occupancy rate (beds in service)(10)	48.9%	48.3%	47.2%	45.2%	44.9%
Net operating revenues	$2,796,766	$2,163,384	$1,657,476	$1,305,672	$1,052,247
Net inpatient revenues as a % of total net operating revenues	51.3%	52.5%	51.5%	51.0%	52.7%
Net outpatient revenues as a % of total net operating revenues	47.5%	46.2%	47.3%	47.4%	45.6%
Net income (loss)	$131,472	$99,984	$44,743	$9,569	$(16,789)
Net income (loss) as a % of total net operating revenues	4.7%	4.6%	2.7%	0.7%	(1.6%)
Other Operating Data Liquidity
Adjusted EBITDA(11)	$433,975	$359,578	$306,691	$250,961	$203,010
Adjusted EBITDA as a % of total net operating revenues(11)	15.5%	16.6%	18.5%	19.2%	19.3%
Net cash flows provided by (used in) operating activities	$243,704	$285,499	$154,387	$25,080	$(11,308)
Net cash flows provided by operating activities as a % of total net operating revenues	8.7%	13.2%	9.3%	1.9%	(1.1)%
Net cash flows used in investing activities	$(620,770)	$(291,140)	$(265,111)	$(244,441)	$(155,541)
Net cash flows provided by financing activities	$260,553	$130,099	$105,370	$228,819	$164,412

	At December 31,
(Dollars in thousands)	2003	2002	2001	2000	1999

Consolidated Balance Sheet Data
Cash and cash equivalents	$16,331	$132,844	$8,386	$13,740	$4,282
Total assets	3,350,211	2,809,496	2,451,464	2,213,837	1,895,084
Long-term obligations	1,601,558	1,276,761	1,045,427	1,216,790	1,430,099
Stockholders' equity	1,350,589	1,214,305	1,115,665	756,174	229,708

(1)   See Note 10 to our consolidated audited financial statements.

(2)   Includes 8,582,076 shares related to the convertible notes under the if-converted method of determining weighted average shares outstanding.

(3)   References to the number of hospitals, licensed beds and beds in service reflect the reclassification as discontinued operations of the sale of two hospitals and the designation of a third hospital as being held for sale.

(4)   Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(5)   Beds in service are the number of beds that are readily available for patient use.

(6)   Admissions represent the number of patients admitted for inpatient treatment.

(7)   Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(8)   Patient days represent the total number of days of care provided to inpatients.

(9)   Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(10) We calculated percentages by dividing the average daily number of inpatients by the weighted average of beds in service.

(11) EBITDA consists of income before interest, income taxes, depreciation and amortization, and amortization of goodwill. Adjusted EBITDA is EBITDA adjusted to exclude loss from early extinguishment of debt and minority interest earnings. We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the portion of our EBITDA generated by our operations. We use adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the years ended December 31, 2003, 2002, 2001, 2000 and 1999:

	Year Ended December 31,
	2003	2002	2001	2000	1999

Adjusted EBITDA	$433,975	$359,578	$306,691	$250,961	$203,010
Interest expense, net	(70,792)	(62,560)	(94,248)	(127,070)	(116,191)
Provision for income taxes	(88,517)	(70,459)	(44,195)	(18,891)	(6,136)
Loss from operations of hospitals sold or held for sale	(577)	(817)	(1,275)	(1,334)	(1,084)
Depreciation and amortization of discontinued operations	3,136	3,342	3,790	3,527	2,542
Year 2000 remediation expense	-	-	-	-	(3,279)
Deferred income taxes	61,574	38,172	25,280	17,210	(3,799)
Stock compensation expense	13	26	44	74	83
Other non-cash expenses (income), net	320	186	(104)	(5,030)	(570)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(150,843)	(19,099)	(12,241)	(52,989)	(42,973)
Supplies, prepaid expenses and other current assets	(13,727)	(12,566)	1,999	(15,604)	(17,598)
Accounts payable, accrued liabilities and income taxes	34,722	22,628	(40,088)	18,191	(27,740)
Other	34,420	27,068	8,734	(43,965)	2,427

Net cash provided by (used in) operating activities	$243,704	$285,499	$154,387	$25,080	$(11,308)

Management's discussion and analysis of
financial condition and results of operations

You should read this discussion together with our consolidated financial statements and related notes and "Selected financial data" included herein.

Executive overview

We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities. We generate revenue by providing a broad range of general hospital healthcare services to patients in the communities in which we are located. We are paid for our services by governmental agencies, private insurers and directly by the patients we serve.

Fiscal year ended December 31, 2003.    For the fiscal year ended December 31, 2003, we generated $2.8 billion in net operating revenues and $131 million in net income. We achieved net operating revenue growth of 29.3% in 2003, 30.5% in 2002 and 26.9% in 2001. We also achieved growth in net income of 31.5% in 2003, 123.5% in 2002 and 367.6% in 2001. The percentage growth in net income has slowed as a result of the increase in net income in recent years and the impact of discontinuing amortization of goodwill in 2002. Net income margins expressed as a percentage of net operating revenues were 4.7% in 2003, 4.6% in 2002 and 4.4% in 2001, after adjusting for goodwill amortization in 2001.

The 29.3% increase in net operating revenues in 2003 was primarily attributable to the execution of our acquisition strategy, with 20.7% of the net operating revenue growth in 2003 coming from hospitals owned less than one year. The remaining 8.6% growth was from hospitals owned throughout both years. Of the increase in net operating revenues from hospitals owned throughout both years, we estimate that approximately 75% was attributable to increases in rates and the acuity level of services provided, 15% was attributable to volume increases and 10% was attributable to increases in government reimbursement.

During 2003, we managed to reduce salaries, benefits and supplies expense as a percentage of net operating revenues at hospitals owned throughout both years. The provision for bad debts increased due to the increase in uncollected self-pay accounts, primarily caused by an increase in self-pay gross revenue in 2003. Admissions at hospitals owned throughout both years increased 1.2% in 2003. We believe that our growth in admissions in 2003 was lower than expected as a result of severe weather in a number of our markets, a loss of admissions from physicians called up for military service, selective service closures at specified hospitals and unusually high COBRA utilization in 2002 following the 2001-2002 increases in unemployment. In 2003, we did not have a similar level of benefit from COBRA utilization. In addition, we believe the overall economic conditions in 2003 led to lower utilization of healthcare service. We believe our growth in admissions in 2004 will improve. On a consolidated basis, expenses increased as a percentage of net operating revenues primarily as a result of our improvements being offset by those recently acquired hospitals where our strategies to improve profitability have not yet been implemented or where we have not yet fully recognized the benefits of these strategies.

Cash flows from operations were $243.7 million during 2003 compared to $285.5 million in 2002. The decrease is primarily attributable to the build up of patient accounts receivable at the ten hospitals acquired during 2003. At nine of the ten hospitals acquired in 2003, we did not purchase the seller's accounts receivable, which accounted for $80.9 million in reduction of cash flow from operations. We generated sufficient cash flow to fund all of our capital expenditures, including replacement hospital construction and physician recruiting expenditures.

Sources of consolidated revenue

	Year Ended December 31,
	2003	2002	2001

Medicare	33.0%	33.0%	33.5%
Medicaid	10.8%	11.0%	11.2%
Managed care	19.2%	17.7%	17.6%
Self pay	12.8%	12.8%	11.6%
Other third party payors	24.2%	25.5%	26.1%

Total	100.0%	100.0%	100.0%

Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We account for adjustments to previous program reimbursement estimates as contractual adjustments and report them in the periods that these adjustments become known. Adjustments related to final settlements or appeals that increased revenue were insignificant in each of the full year periods ended December 31, 2003, 2002 and 2001. In the future, we expect the percentage of revenues received from the Medicare program to increase due to the general aging of the population.

The payment rates under the Medicare program for inpatients are based on a prospective payment system, depending upon the diagnosis of a patient's condition. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. Reductions in the rate of increase in Medicare reimbursement may have an adverse impact on our net operating revenue growth. Beginning April 1, 2003, and extending through March 31, 2004, the Consolidated Appropriations Resolution of 2003 and the Temporary Assistance for Needy Families Block Grant Extension equalized the rural and urban standardized payment amounts under the Medicare inpatient prospective payment system. Along with other changes, this benefit was made permanent when Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Had these and other reimbursement changes been in effect in 2003, we estimate their impact would have increased net operating revenue by less than 0.5%. While the Medicare Prescription Drug, Improvement and Modernization Act of 2003 provides a broad range of provider payment benefits, federal government spending in excess of federal budgetary provisions contained in the Medicare Prescription Drug, Improvement and Modernization Act of 2003 could result in future deficit spending for the

Medicare system, which could cause future payments under the Medicare system to grow at a slower rate or decline.

In addition, specified managed care programs, insurance companies, and employers are actively negotiating the amounts paid to hospitals. The trend toward increased enrollment in managed care may adversely affect our net operating revenue growth.

Results of operations

Our hospitals offer a variety of services involving a broad range of inpatient and outpatient medical and surgical services. These include orthopedics, cardiology, occupational medicine, diagnostic services, emergency services, rehabilitation treatment, home health, and skilled nursing. The strongest demand for hospital services generally occurs during January through April and the weakest demand for these services occurs during the summer months. Accordingly, eliminating the effect of new acquisitions, our net operating revenues and earnings are historically highest during the first quarter and lowest during the third quarter.

The following tables summarize, for the periods indicated, selected operating data.

	Years Ended December 31,
	2003	2002	2001

	(expressed as a percentage of net operating revenues)
Net operating revenues	100.0%	100.0%	100.0%
Operating expenses(a)	84.5	83.4	81.5
Depreciation and amortization	5.0	5.3	5.3
Amortization of goodwill	—	—	1.7
Minority interest in earnings	0.1	0.1	—

Income from operations	10.4	11.2	11.5
Interest expense, net	2.5	2.9	5.7
Loss from early extinguishment of debt	—	0.4	0.4

Income before income taxes	7.9	7.9	5.4
Provision for income taxes	3.2	3.3	2.6

Income from continuing operations	4.7	4.6	2.8
Loss on discontinued operations	—	—	0.1

Net income	4.7	4.6	2.7

	Years Ended December 31,
	2003	2002

	(expressed in percentages)
Percentage increase for same period of year:
Net operating revenues	29.3%	30.5%
Admissions	22.0	24.5
Adjusted admissions(b)	20.8	25.0
Average length of stay	—	2.6
Net Income	31.5	123.5
Same-hospitals percentage increase for same period prior year (c):
Net operating revenues	8.6	9.8
Admissions	1.2	4.5
Adjusted admissions(b)	(0.3)	5.1

(a)   Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses.

(b)   Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(c)    Includes acquired hospitals to the extent we operated them during comparable periods in both years.

Year ended December 31, 2003 compared to year ended December 31, 2002.

Net operating revenues increased by 29.3% to $2.8 billion in 2003 from $2.2 billion in 2002. Of the $633.4 million increase in net operating revenues, the hospitals we acquired in 2002 and 2003, which are not yet included in same-store net operating revenues, contributed approximately $447.3 million, and hospitals we owned throughout both periods contributed $186.1 million, an increase of 8.6%. Of the increase in net operating revenues from hospitals owned throughout both years, we estimate approximately 75% was attributable to increases in rates and the acuity level of services provided, 15% was attributable to volume increases and 10% was attributable to increases in government reimbursement. Our ability to recruit physicians to fill the medical needs of the communities we serve and the addition of new services contributed to increased inpatient admissions and increased acuity of services provided.

Inpatient admissions increased by 22.0% due principally to newly acquired hospitals. Adjusted admissions increased by 20.8%. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues. On a same-store basis, inpatient admissions increased by 1.2%. The growth in same-store admissions in 2003 was lower than expected as a result of severe weather in a number of our markets, a loss of admissions from physicians called up for military service, selective service closures at certain hospitals and unusually high COBRA utilization in 2002 following the 2001/2002 increases in unemployment that did not repeat itself in 2003. In addition, we believe the economic conditions in 2003 led to lower than expected utilization of healthcare services. An increase in flu and pneumonia related admissions in the fourth quarter of 2003 improved our admissions growth over the prior year offsetting a decrease in flu related admissions in the first quarter of 2003. Same-store adjusted admissions decreased by 0.3% and patient days increased 3.5%. On a same-store basis, net inpatient revenues increased 6.6% and net outpatient revenues increased 11.1%.

Operating expenses, as a percentage of net operating revenues, increased from 83.4% in 2002 to 84.5% in 2003. Salaries and benefits, as a percentage of net operating revenues, decreased from 40.2% in 2002 to 40.1% in 2003, primarily as a result of improvements at hospitals owned throughout both periods, offset by hospitals acquired in 2002 and 2003, which have higher salaries and benefits as a percentage of net operating revenues, for which reductions have not yet been realized and the additional use of contract labor, primarily nursing. Provision for bad debts, as a percentage of net revenues, increased from 9.1% in 2002 to 9.7% in 2003, as a result of an increase in uncollected self-pay accounts, primarily caused by an increase in gross revenue. Supplies, as a percentage of net operating revenues, increased from 11.6% in 2002 to 11.8% in 2003, due mainly to the impact of the larger hospitals recently acquired, which have significantly higher supply expense as a percentage of net revenue, and the timing of converting these recently acquired hospitals to contracted vendors in our Broadlane group purchasing arrangement, offset by improvements made to hospitals owned throughout both periods. Rent and other operating expenses, as a percentage of net operating revenues, increased from 22.5% in 2002 to 22.9% in 2003. This increase was caused primarily by an increase of 0.5% of net operating revenue in contract labor expense and an increase in malpractice insurance expense of 0.3%, offset by a decrease of 0.2% for other operating expenses. The increase in malpractice expense is primarily due to increases in self-insured claims and increases in current year premium costs. The increase in contract labor expense is primarily attributable to the costs of replacement workers as a result of the strike at Easton Hospital. Net income margins increased from 4.6% in 2002 to 4.7% in 2003 due to decreases in depreciation and interest as a percentage of net operating revenues, offset by the higher operating expenses as a percentage of net operating revenues at the hospitals acquired in 2002 and 2003.

On a same-store basis, we achieved a decrease in salary and benefits expense of 1.1% of net operating revenue resulting from a combination of operating efficiency gains, offset by the additional use of contract labor, primarily nursing, to replace the striking workers at Easton, of 0.7% of net operating revenue. The provision for bad debts expense increased 0.6% of net operating revenues as a result of an increase in uncollected self-pay accounts. Other operating expenses decreased 0.2% of net operating revenue primarily as a result of an increase in malpractice expense of 0.2% of net operating revenue, offset by a decrease in supplies expense of 0.2% of net operating revenue and a decrease in other operating expense of 0.2% of net operating revenue. On a same-store basis, income from operations as a percentage of net operating revenues increased from 11.3% in 2002 to 11.5% in 2003, due mainly to a decrease in depreciation and amortization of 0.2% of net operating revenue.

Depreciation and amortization increased by $25.7 million to $140.6 million, or 5.0% of net operating revenues, in 2003, from $114.9 million, or 5.3% of net operating revenues, in 2002. The hospitals acquired in 2002 and 2003, prior to being included in same-store results, accounted for $18.6 million of the increase, while facility renovations and purchases of equipment, information systems upgrades, investments in physician recruiting and other deferred items accounted for the remaining $7.2 million.

Interest expense, net, increased by $8.2 million from $62.6 million in 2002 to $70.8 million in 2003 as a result of a combination of increased borrowings and decreased average interest rates. The increase in average debt balance in 2003 as compared to 2002, due primarily to borrowings to make acquisitions in 2002 and 2003, accounted for a $10.3 million increase, offset by a decrease in interest rates during 2003 as compared to 2002 of $2.1 million. The decrease in average interest rates during 2003 is the result of the reduction in LIBOR in early 2003.

Provision for income taxes increased $18.0 million to $88.5 million in 2003 from $70.5 million in 2002, as a result of the increase in pre-tax income. Our effective tax rates were 40.2% and 41.2% for the years ended December 31, 2003 and 2002, respectively. The decrease in the effective rate in 2003 is due primarily to a reduction in state taxes.

Net income was $131.5 million in 2003 compared to net income of $100.0 million in 2002, an increase of $31.5 million.

Year ended December 31, 2002 compared to year ended December 31, 2001.

Net operating revenues increased by 30.5% to $2.2 billion in 2002 from $1.7 billion in 2001. Of the $505.9 million increase in net operating revenues, the hospitals we acquired in 2002 and 2001, prior to being included in same store revenues, contributed $343.3 million and hospitals we owned throughout both periods contributed $162.6 million or 9.8%. Of this increase, approximately 53% was attributable to volume increases and 47% was attributable to increased rates and intensity of care from government programs, managed care and other payors.

Inpatient admissions increased by 24.5%. Adjusted admissions increased by 25.0%. Average length of stay increased 2.6% from 3.8 days in 2001 to 3.9 days in 2002. On a same hospitals basis, inpatient admissions increased by 4.5% and adjusted admissions increased by 5.1%. The increase in same hospitals inpatient admissions and adjusted admissions was due primarily to an increase in services offered, supported by physician relationship development efforts, and the addition of physicians through our focused recruitment program. On a same hospitals basis, net inpatient revenues increased by 11.4% and net outpatient operating revenues increased 8.4%. Both inpatient and outpatient growth reflects increased volume as well as rate increases.

Operating expenses, as a percentage of net operating revenues, increased from 81.5% in 2001, to 83.4% in 2002. Salaries and benefits, as a percentage of net operating revenues, increased from 39.3% in 2001 to 40.2% in 2002 primarily as a result of the three hospitals acquired in the fourth quarter of 2001 and the six hospitals acquired in 2002 having higher salaries and benefits as a percentage of net operating revenues, than our existing hospitals, for which savings had not yet been fully realized, offset by improvements at hospitals owned throughout both periods. Provision for bad debts, as a percentage of net revenues, remained unchanged from 2001 to 2002 at 9.1%. Supplies, as a percentage of net operating revenues, remained unchanged in 2002 at 11.6% reflecting an increase in supplies expense as a percentage of net operating revenues at recently acquired hospitals, offset by improvements at hospitals owned throughout both periods. Rent and other operating expenses, as a percentage of net operating revenues, increased from 21.5% in 2001 to 22.5% in 2002, primarily due to an increase in rent expense of 0.5% of net operating revenue, an increase in the use of contract labor of 0.8% of net operating revenue and the increased cost of malpractice insurance of 0.3% of net operating revenue. These fluctuations were largely the result of acquisitions of hospitals, which had lower margins than our existing hospitals.

On a same-store basis, we achieved improvement through efficiency and productivity gains in payroll expense and reductions in supplies expense, offset by increases in contract labor and malpractice expense.

Depreciation and amortization increased by $27.6 million from $87.3 million in 2001 to $114.9 million in 2002. The eleven hospitals acquired in 2001 and 2002, prior to being included in same store results, accounted for $9.6 million of the increase; replacement hospital construction, hospital renovations, purchases of equipment, and information system upgrades accounted for $10.6 million of the increase; and other deferred items, primarily the amortization of physician recruitment costs and purchased software, accounted for the remaining $7.4 million of the increase.

Amortization of goodwill decreased by $28.6 million from $28.6 million in 2001 to $0 in 2002. This decrease is due to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. See "—Critical Accounting Policies."

Interest, net decreased by $31.6 million from $94.2 million in 2001 to $62.6 million in 2002. The decrease in interest expense was primarily a result of a decrease in average interest rates of $29.4 million and a savings of $2.2 million due to a decrease in average outstanding borrowings. Identified activities leading to these results include interest savings of $24.0 million from financings, including the October 2001 payoff of $500 million of 7.5% subordinated debt, concurrent with convertible debt and equity offerings, as well as the July 2002 bank debt refinancing, $17.7 million from declining LIBOR rates, and $3.6 million, from the net effect of operating cash flows offset by capital expenditures. Interest expense increased by $7.6 million as a result of the eleven hospitals acquired in 2001 and 2002, and $6.1 million in interest expense related to payments on interest rate swap contracts.

During the third quarter of 2002, we refinanced our then existing $1.1 billion senior secured credit facility and repaid specified indebtedness. In connection with repayment of that credit facility, we recognized a loss of $8.6 million on early extinguishment of debt as a result of writing off deferred financing costs associated with the refinanced credit facility. In 2002 this loss was reported as an extraordinary item. To conform with the requirements of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," we no longer classify this loss as an extraordinary item.

The provision for income taxes in 2002 was $70.5 million compared to $44.2 million in 2001. The decrease in the effective tax rate from 49.3% in 2001 to 41.2% in 2002 is primarily due to goodwill, for which the amortization of specified components was not deductible for tax purposes, and is no longer being amortized for financial reporting purposes in accordance with SFAS No. 142.

Net income for 2002 was $100.0 million as compared to $44.7 million in 2001.

Liquidity and capital resources

2003 compared to 2002.

Net cash provided by operating activities decreased by $41.8 million, from $285.5 million during 2002 to $243.7 million during 2003. This decrease was due primarily to increases in accounts receivable from the acquisitions completed in 2003, resulting in approximately $80.9 million of negative cash flows during 2003, where we did not purchase the seller's accounts receivable. Other factors negatively impacting cash flows were an increase in the number of days revenue outstanding, from 63 days at December 31, 2002 to 65 days at December 31, 2003, resulting in a decrease in cash flow of approximately $15.5 million, an increase in cash paid for income taxes of $11.5 million, a decrease in our liability to third party payors of $8.1 million and the pre-funding of our benefit trust for employee medical claims in the amount of $11.5 million in the fourth quarter of 2003. Factors positively impacting cash flows during 2003 as compared to 2002 were increases in net income of $31.5 million, increases in depreciation and amortization expense of $25.5 million, which is a non-cash expense, increases in deferred tax expense of $23.4 million and the net effect of changes in all other operating assets and liabilities, which resulted in a cash flow increase of $5.3 million.

The use of cash in investing activities increased $329.7 million from $291.1 million in 2002 to $620.8 million in 2003. The increase was due primarily to an increase in cash used for acquisitions of facilities of $294.5 million during 2003 and an increase in cash used to purchase property and equipment of $42.4 million during 2003 as compared to 2002. $6.3 million of the increase in cash used to purchase property and equipment is attributable to the construction of replacement facilities. Net cash provided by financing activities increased $130.4 million from $130.1 million in 2002 to $260.5 million in 2003.

In July, 2002, we completed a refinancing of our previous senior secured credit facility with a $1.2 billion senior secured credit facility. The facility consists of an $850 million term loan that matures in 2010 and a $350 million revolving tranche that matures in 2008. In July 2003, we amended our senior secured credit facility by exercising the feature allowing us to add $200 million of funded term loans with the same interest rate per annum as the existing term loans. The $200 million in incremental term loans mature in 2011. We also have the ability to add up to $150 million of securitized debt under our agreement, which we have not yet accessed and which represents additional borrowing capacity to fund future acquisitions.

As described more fully in Notes 5, 7 and 11 of the notes to our consolidated financial statements, at December 31, 2003, we had certain cash obligations, which are due as follows (in thousands):

	Total	2004	2005–2007	2008–2009	2010 and thereafter

Long-Term Debt	$1,162,108	$24,894	$40,457	$667,201	$429,556
Convertible Notes	287,500	—	—	287,500	—
Capital Leases	25,050	4,783	12,508	2,215	5,544

Total Long-Term Debt	1,474,658	29,677	52,965	956,916	435,100
Operating Leases	231,314	53,020	104,932	26,775	46,587
Replacement Facilities(1)	13,278	13,278	—	—	—
Open Purchase Orders(2)	26,515	26,515	—	—	—

Total	$1,745,765	$122,490	$157,897	$983,691	$481,687

(1)   In addition, we have also agreed, as part of the acquisition in Petersburg, Virginia, to build a replacement facility within five years subject to state certification of need approval. Since approval has not yet been obtained, final estimated construction costs are not yet available.

(2)   Open purchase orders represent our commitment for items ordered but not yet received. We do not have any long-term purchase commitments under our national purchasing contracts.

As more fully described in Note 5 of the notes to our consolidated financial statements at December 31, 2003, we had issued letters of credit primarily in support of specified outstanding bonds of approximately $20 million. In addition, at December 31, 2003, we had $256 million in available borrowings from the revolving line of credit, of which $20 million was set aside for outstanding letters of credit.

2002 compared to 2001.

Net cash provided by operating activities increased by $131.1 million, from $154.4 million during 2001 to $285.5 million during 2002. This increase was due primarily to an increase in net income of $55.2 million, an increase in the utilization of net operating loss carry forwards of $12.9 million to offset the amount of taxes paid, an increase in amounts owed to third party payors of $16.5 million, an increase in our medical malpractice liability of $8.2 million and improvements made in the management of working capital. The use of cash in investing activities increased $26.0 million from $265.1 million in 2001 to $291.1 million in 2002. The increase was due primarily to an increase in cash used to purchase property and equipment of $20.7 million during 2002. Net cash provided by financing activities increased $24.7 million from $105.4 million in 2001 to $130.1 million in 2002. In July, 2002, we completed a refinancing of our previous credit facility with a $1.2 billion senior secured credit facility. The facility consisted of an $850 million term loan that matures in 2010 (as opposed to 2005 under the previous facility) and a $350 million revolving tranche that matures in 2008 (as opposed to 2004 under the previous facility). The facility had a feature that allowed for an additional $200 million of future funded term loans, which we exercised in July 2003.

Capital expenditures

2003 compared to 2002 and 2002 compared to 2001.

Cash expenditures for purchases of facilities was $450.6 million in 2003, $156.1 million in 2002 and $150.9 million in 2001. Our capital expenditures in 2003 include $422.8 million for the purchase of the ten hospitals acquired in 2003 and $27.8 million for information systems and other equipment to integrate the newly acquired hospitals in 2003. Our capital expenditures in 2002 include $138.5 million for the six hospitals acquired in 2002, and $17.6 million for information systems and other equipment to integrate the acquired hospitals in 2002. Our capital expenditures in 2001 include $144.0 million for the five hospitals acquired in 2001, $4.9 million for information systems and other equipment to integrate the acquired hospitals in 2001 and $2.0 million for the purchases of other clinics and working capital at a managed facility in 2001.

Excluding the cost to construct replacement hospitals, our capital expenditures for 2003 totaled $103.3 million compared to $72.5 million in 2002 and $64.7 million in 2001. Costs to construct replacement hospitals totaled $43.1 million in 2003, $36.8 million, including $5.3 million of capital leases, in 2002, and $28.3 million, including $9.8 million of capital leases, in 2001. The reduction of capital lease liabilities is included in financing activities in our Statements of Cash Flows.

Pursuant to hospital purchase agreements in effect as of December 31, 2003, we are required to construct one replacement hospital through 2004 to be located in Las Vegas, New Mexico, with an estimated construction cost, including equipment, of approximately $26 million. Of this amount, a cumulative total of approximately $17 million has been expended through December 31, 2003. We have also agreed, as part of the acquisition in August 2003 of the Southside Regional Medical Center in Petersburg, Virginia, to build a replacement facility subject to state certificate of need approval. Since approval for this project has not yet been obtained, final construction cost estimates are not yet available. We expect total capital expenditures of approximately $146 to $150 million in 2004, including approximately $133 to $136 million for renovation and equipment purchases (which includes amounts which are required to be expended pursuant to the terms of the hospital purchase agreements) and approximately $13 to $14 million for construction and equipment cost of the current and recently completed replacement hospitals.

Capital resources

Net working capital was $298.0 million at December 31, 2003 compared to $329.3 million at December 31, 2002. The $31.3 million decrease was attributable primarily to a decrease in cash balance that was used for acquisitions during 2003, increases in accounts payable, employee compensation accruals and other accrued liabilities, offset by an increase in accounts receivable due to a combination of growth in same hospitals during 2003, and the addition of ten hospitals in 2003. The aggregate net working capital of the ten hospitals acquired in 2003, as of their respective dates of acquisition, was approximately $6 million.

On August 19, 2004, we entered into a $1.625 billion senior secured credit facility with a consortium of lenders. This facility replaced our previous credit facility and consists of a $1.2 billion term loan that matures in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving tranche that matures in 2009. We may elect from time to time an interest rate per annum for the borrowings under the term loan, including the incremental term loan, and revolving tranche equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) the Prime Rate in effect and (ii) the Federal Funds Effective Rate, plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. We also pay a commitment fee for the daily average unused commitments under the revolving tranche. The commitment fee is based on a pricing grid depending on the Applicable Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. In addition, we will pay fees for each letter of credit issued under the revolving tranche of the senior secured credit facility. The purpose of the facility was to refinance our previous credit agreement, repay specified other indebtedness, and fund general corporate purposes including declaration and payment of cash dividends or make other distributions, subject to certain restrictions.

The terms of the senior secured credit facility include various restrictive covenants. These covenants include restrictions on additional indebtedness, investments, asset sales, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental changes. The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest, and fixed charges. The level of these covenants are similar to or more favorable than the credit facility we refinanced.

The senior secured credit facility contains various events of default customary for agreements of this type, including failure to pay principal and interest when due, breach of covenants, bankruptcy or insolvency, default in payment of principal of or interest on any other indebtedness in excess of $25 million when due, the occurrence of specified ERISA events, entry of enforceable judgments not stayed against borrower in excess of $25 million and the occurrence of a change of control, as defined. If an event of default occurs, all of our obligations under the senior secured credit facility could be accelerated by the required lenders. In the case of bankruptcy or insolvency, acceleration of our obligations under the senior secured credit facility is automatic.

Our obligations under the senior secured credit facility are secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of the shares of certain of our subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany indebtedness.

Community Health Systems, Inc. and each of our subsidiaries with some exceptions guarantee our obligations under the senior secured credit facility.

We are currently a party to six separate interest swap agreements to limit the effect of changes in interest rates on a portion of our long-term borrowings. Under one agreement, effective November 23, 2001 and expiring in November 2005, we pay interest at a fixed rate of 4.46%. This agreement has a $100 million notional amount of indebtedness. Under a second agreement, effective November 4, 2002, we pay interest at a fixed rate of 3.30% on $150 million notional amount of indebtedness. This agreement expires in November 2007. Under a third agreement, effective June 13, 2003, we pay interest at a fixed rate of 2.04% on

$100 million notional amount of indebtedness. This agreement expires in June 2007. Under a fourth agreement, effective June 13, 2003, we pay interest at a fixed rate of 2.40% on $100 million notional amount of indebtedness. This agreement expires in June 2008. Under a fifth agreement, effective October 3, 2003, we pay interest at a fixed rate of 2.31% on $100 million notional amount of indebtedness. This agreement expires in October 2006. Under a sixth agreement, effective August 12, 2004, we pay interest at a fixed rate of 3.586% on $100 million notional amount of indebtedness. This agreement expires in August 2008. We receive a variable rate of interest on each of these swaps based on the three-month London Inter-Bank Offer ("LIBOR"), excluding the margin paid under the senior secured credit facility on a quarterly basis, which is currently 225 basis points for revolver loans and 250 basis points for term loans under the senior secured credit facility. We also were a party to an interest swap agreement with $100 million notional amount of indebtedness and a fixed interest rate of 4.03% that expired in November 2004.

We believe that internally generated cash flows, the ability to add $200 million of accounts receivable securitized debt, $400 million of term loans and borrowings under our senior secured credit facility and continued access to the bank credit and capital markets will be sufficient to finance acquisitions, capital expenditures and working capital requirements through the next 12 months. We believe these same sources of cash flows and borrowings under our senior secured credit facility as well as access to other bank credit and capital markets will be available to us beyond the next 12 months and into the foreseeable future.

Off-balance sheet arrangements

Included in our consolidated operating results for the years ended December 31, 2003 and 2002, was $283.4 million and $276.5 million, respectively, of net operating revenue and $29.5 million and $38.6 million, respectively, of income from operations, generated from eight hospitals operated by us under operating lease arrangements. In accordance with generally accepted accounting principles, the respective assets and the future lease obligations under these arrangements are not recorded in our consolidated balance sheet. Lease payments under these arrangements are included in rent expense when paid and totaled approximately $9.6 million and $9.2 million for the years ended December 31, 2003 and 2002, respectively. The current terms of these operating leases expire between November 2004 and December 2019, not including lease extensions that we have options to exercise. If we allow these leases to expire, we would no longer generate revenue nor incur expenses from these hospitals. The one hospital under lease whose current lease term is scheduled to expire in November 2004 and which we do not plan on extending generated $23.6 million of net operating revenue and $(0.6) million of loss from operations for the year ended December 31, 2003.

In the past, we have utilized operating leases as a financing tool for obtaining the operations of specified hospitals without acquiring, through ownership, the related assets of the hospital and without a significant outlay of cash at the front end of the lease. We utilize the same management and operating strategies to improve operations under our ownership at those hospitals held under operating leases as we do at those hospitals that we own. We have not entered into any operating leases for hospital operations since December 2000.

Joint ventures

We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The amount of minority interest in equity is included in other long-term liabilities and the minority interest in income or loss is recorded separately in the condensed consolidated statements of income. We do not believe these minority ownerships are material to our financial position or operating results. As of December 31, 2003, our subsidiaries with minority interests included six hospitals, three surgery centers, three imaging centers and one clinic. As of and for the year ended December 31, 2003, the balance of minority interests included in long-term liabilities was $8.3 million and the amount of minority interest expense was $2.0 million.

Reimbursement, legislative and regulatory changes

Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which will limit some payment increases under these programs and in some cases result in reduced payments by the government. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments might, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of hospital facilities. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, our suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses. We have to date offset increases in operating costs by increasing our rates for services and by expanding services. However, we cannot predict our ability to cover or offset future cost increases.

Critical accounting policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the notes to our consolidated financial statements.

Third Party Reimbursement.    Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. Contractual allowances are automatically calculated and recorded through our internally developed "automated contractual allowance system." Within the automated system, actual Medicare DRG data, coupled with all payors' historical paid claims data, is utilized to calculate the contractual allowances. This data is automatically updated on a monthly basis and subjected to review by management to ensure reasonableness and accuracy. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We record adjustments to the estimated billings in the periods that such adjustments become known. We account for adjustments to previous program reimbursement estimates as contractual adjustments and report them in future periods as final settlements are determined. However, due to the complexities involved in these estimates, actual payments we receive could be different from the amounts we estimate and record.

Allowance for Doubtful Accounts.    Substantially all of our accounts receivable are related to providing healthcare services to our hospitals' patients. Collection of these accounts receivable is our primary source of cash and is critical to our operating performance. Our primary collection risks relate to uninsured patients and outstanding patient balances for which the primary insurance payor has paid and the remaining outstanding balance (generally deductibles and co-payments) is owed by the patient. At the point of service, for patients required to make a co-payment, we generally collect less than 10% of the related revenue. For all procedures scheduled in advance, our policy is to verify insurance coverage prior to the date of the procedure. Insurance coverage is not verified in advance of procedures for walk-in and emergency room patients. Our estimate for the allowance for doubtful accounts is calculated by reserving as uncollectible all governmental and non-governmental accounts over 150 days from discharge. This method is monitored based on our historical cash collections experience. Collections are impacted by the economic ability of patients to pay and the effectiveness of our collection efforts. Significant changes in payor mix that result in an increase in self-pay revenue, business office operations, economic conditions or trends in federal and state governmental healthcare coverage could affect our collection of accounts receivable.

We do not provide specific reserves by payor category but estimate bad debts as a consolidated provision for total accounts receivable. We believe our policy of reserving all accounts over 150 days from discharge, without regard to payor class, has resulted in reasonable estimates determined on a consistent basis. We believe that we collect substantially all of our third-party insured receivables which includes receivables from governmental agencies. Since our methodology is not applied by individual payor class, reserving all amounts over 150 days, which includes some accounts that are collectible, has provided us with a reasonable estimate of an allowance for doubtful accounts to cover all accounts receivable, including individual amounts in both the 150 day and under and over 150 day categories, that are uncollectible. To date, we believe there has not been a material difference between our bad debt allowances and the ultimate historical collection rates on accounts receivables including self-pay. We review our overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts.

Effective January 1, 2004, we changed our policy relative to the timing of the write-off of fully reserved accounts receivable. Previously, all amounts over 210 days from discharge were written-off and therefore excluded from the allowance for doubtful accounts and gross accounts receivable. Our new policy is to write-off gross accounts receivable when such amounts are placed with outside collection agencies. We believe this policy more accurately reflects the ongoing collection efforts within our company and is more consistent with industry practices. This change in policy has no impact on the provision for bad debts and does not impact net accounts receivable as reflected on the accompanying consolidated balance sheets. At December 31, 2003, approximately $90 million of uncollected self-pay accounts over 210 days from discharge that were being actively pursued by our internal collection agency were written-off. At December 31, 2003, we had approximately $500 million of accounts receivables, being pursued by various outside collection agencies. We expect to collect less than 5%, net of estimated collection fees, of the amounts being pursued by outside collection agencies. As these amounts have been written-off, they are not included in our gross accounts receivable or our allowance for doubtful accounts. However, we take into consideration estimated collections of these amounts written-off in evaluating the reasonableness of our allowance for doubtful accounts.

Days revenue outstanding was 65 at December 31, 2003. This fell within our target range for days revenue outstanding of 60 - 65.

The following table summarizes our days revenue outstanding as of the dates indicated:

	As of December 31,
	2003	2002	2001

Days revenue outstanding	65	63	70

The reason our 2003 days revenue outstanding increased from the prior year is due to the following: testing of electronic billing edits under HIPAA beginning October 16, 2003 slowed our billing process for specified claims; Mutual of Omaha, our sole Medicare intermediary, went through a system conversion in July, 2003; and large acquisitions in the second half of 2003 required Medicare billing approvals and new Medicaid provider numbers delaying our billing at those hospitals. The primary reason our days revenue outstanding decreased from 70 days in 2001 to 63 days in 2002 is due to full implementation of our automated collection cycle during 2002, consolidating from three fiscal intermediaries who process Medicare payments to Mutual of Omaha as our sole Medicare intermediary and an improvement in our performance incentive plan as it relates to hospital business office managers.

Uncollected accounts are automatically written off if the balance is under $10.00, when turned over to an outside collection agency, or over 210 days from discharge if being collected by our internal collection agency. At December 31, 2003, we have approximately $90 million in self-pay accounts over 210 days from discharge placed with our internal collection agency and approximately $500 million in self-pay accounts being pursued by various outside collection agencies. Of these amounts, we expect to collect approximately 5% to 7%, net of estimated collection fees. As the amounts have been written-off, they are not included in our gross accounts receivable or our allowance for doubtful accounts. We take into consideration estimated collections of these amounts written-off in evaluating the reasonableness of our allowance for doubtful accounts.

The following table is an aging of our gross (prior to allowances for contractual adjustments and doubtful accounts) accounts receivable (in thousands):

	December 31, 2003		Balance as of December 31, 2002
	0–150 days	Over 150 days	0–150 days	Over 150 days

Total gross accounts receivable	$1,279,342	$98,474	$799,449	$71,780

The approximate percentage of total gross accounts receivable (prior to allowance for contractual adjustments and doubtful accounts) summarized by aging categories is as follows:

	As of
	December 31, 2003	December 31, 2002

0 to 60 days	69.0%	69.0%
61 to 150 days	24.0%	23.0%
151 to 360 days	6.5%	7.4%
Over 360 days	0.5%	0.6%

Total	100.0%	100.0%

The approximate percentage of total gross accounts receivable (prior to allowances for contractual adjustments and doubtful accounts) summarized by payor is as follows:

	As of
	December 31, 2003	December 31, 2002

Issued receivables	81%	79%
Self-pay receivables	19%	21%

Total	100%	100%

Although we do not specifically maintain information for individual categories of self-pay, included in the percentage of self-pay receivables shown in the table above, we estimate uninsured self-pay receivables are approximately 40% to 45%, patient deductibles and co-insurance after third-party insurance payments are approximately 40% to 45%, and those insured patients billed directly because their insurance has not paid are approximately 15%. Those accounts that are being billed directly to patients because their third-party insurance coverage has not paid are reclassed to self-pay receivables from insured receivables generally after 60 days from discharge in order to bill the patients directly and get them involved in assisting with the collection process from their third-party insurance company. None of these amounts represents a denial from commercial or other third-party payors. We estimate, on a historical basis, the uncollected portion of self-pay receivables related to co-insurance, co-payments and deductibles ranges from 35% to 40% and the uncollected portion of self-pay receivables related to uninsured patients ranges from 80% to 85%. Additionally, we estimate the uncollected portion of self-pay receivables related to insured patients billed directly is insignificant. In the aggregate, we expect the uncollectible portion of all self-pay receivables, before recoveries of accounts previously written off, to be approximately 55% at December 31, 2003. The allowance for doubtful accounts as reported in the consolidated financial statements at December 31, 2003 and 2002 represents approximately 40% of self-pay receivables as described above, net of allowances for other discounts.

Goodwill and Other Intangibles.    Goodwill represents the excess of cost over the fair value of net assets acquired. Prior to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill arising from business combinations completed prior to July 1, 2001 was amortized on a straight-line basis over a period ranging from 18 to 40 years. Currently, goodwill arising from business combinations (whether or not completed prior to July 1, 2001) is accounted for under the provisions of SFAS No. 141 "Business Combinations" and SFAS No. 142 and is not amortized. SFAS No. 142 requires goodwill to be evaluated for impairment at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. We selected September 30th as our annual testing date.

The SFAS No. 142 goodwill impairment model requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. We estimated the fair values of the related operations using both a debt free discounted cash flow model as well as an adjusted EBITDA multiple model. These models are both based on our best estimate of future revenues and operating costs, based primarily on historical performance and general market conditions, and are subject to review and approval by senior management and the Board of Directors. The cash flow forecasts are adjusted by an appropriate discount rate based on our weighted average cost of capital. We performed our initial evaluation, as required by SFAS No. 142, during the first quarter of 2002 and the annual evaluation as of each succeeding September 30. No impairment has been indicated by these evaluations. For 2004, we expect to complete our evaluation during the fourth quarter. Estimates used to conduct the impairment review, including revenue and profitability projections or fair values, could cause our analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-off of a portion or all of our goodwill.

Professional Liability Insurance Claims.    We accrue for estimated losses resulting from professional liability claims to the extent they are not covered by insurance. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and actuarially determined projections and is discounted to its net present value using a weighted average risk-free discount rate of 3.4% in 2003 and 2002. To the extent that subsequent claims information varies from management's estimates, the liability is adjusted currently. Our insurance is underwritten on a "claims-made" basis. Prior to June 1, 2002, substantially all of our professional and general liability risks were subject to a $0.5 million per occurrence deductible; for claims reported from June 1, 2002 through June 1, 2003, these deductibles were $2.0 million per occurrence. Additional coverage above these deductibles was purchased through captive insurance companies in each of which we had a 7.5% minority ownership interest and to which the premiums paid by us represented less than 8% of the total premium revenues of each captive insurance company. Concurrently with the formation of our own wholly-owned captive insurance company in June 2003, we terminated our minority interest relationships in those entities. Substantially all claims reported after June 1, 2003 are self-insured up to $4 million per claim. Management on occasion has selectively increased the insured risk at certain hospitals based upon insurance pricing and other factors and may continue that practice in the future. Excess insurance for all hospitals was purchased through commercial insurance companies and generally covers us after the self insured amount up to $100 million per occurrence for claims reported prior to June 1, 2004. Effective June 1, 2004, reinsurance for the captive was purchased through a commercial insurance company above the

$4 million self-insured retention in an amount up to $25 million per occurrence. Excess insurance is purchased through commercial insurance companies and covers us from $25 million to $100 million per occurrence.

Income Taxes.    We must make estimates in recording provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. We believe that future income will enable us to realize these benefits, subject to the valuation allowance we have established.

We operate in multiple states with varying tax laws. We are subject to both federal and state audits of tax returns. Our federal income tax returns have been examined by the Internal Revenue Service through fiscal year 1996, which resulted in no material adjustments. We make estimates we believe are accurate in order to determine that tax accruals are adequate to cover any potential audit adjustments.

Recent accounting pronouncements

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2003.

In May 2003, the FASB issued SFAS No. 149 "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our consolidated financial position or consolidated results of operations.

In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities specified financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective immediately for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim reporting period beginning after June 15, 2003. In November 2003, the FASB issued staff position 150-3. Position FAS 150-3 deferred the effective date for applying the provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. The adoption of the current provisions of SFAS No. 150 did not have a material impact on our consolidated financial position or consolidated results of operations.

In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities," or FIN No. 46. This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to specified entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As of December 31, 2003, we adopted the provisions of FIN No. 46 which are effective as of December 31, 2003 and required to be applied to those entities that are considered to be special purpose entities. The adoption of those effective provisions of FIN No. 46 did not have an impact on our consolidated financial position or results of operations as we have not identified any relationships that would qualify as special purpose entities. The adoption of the remaining provisions of FIN No. 46, which were effective for us on March 31, 2004, did not have any impact on the consolidated financial statements. As of September 30, 2004, we have no investments in variable interest entities.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Community Health Systems, Inc.
Brentwood, Tennessee

We have audited the accompanying consolidated balance sheets of Community Health Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Community Health Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company adopted certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, which resulted in the Company changing the method in which it accounts for goodwill and other intangible assets.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP

Nashville, Tennessee
February 25, 2004
(December 1, 2004 as to Notes 2, 10 and 13)

Community Health Systems, Inc. and subsidiaries
consolidated statements of income

(Dollars in thousands, except share and per share data)	Year Ended December 31,
	2003	2002	2001

Net operating revenues	$2,796,766	$2,163,384	$1,657,476

Operating costs and expenses:
Salaries and benefits	1,121,650	870,048	650,934
Provision for bad debts	272,424	196,238	151,107
Supplies	328,496	251,114	192,337
Other operating expenses	571,066	432,708	314,379
Rent	69,155	53,698	42,028
Depreciation and amortization	140,630	114,876	87,314
Amortization of goodwill	—	—	28,564
Minority interest in earnings	1,987	2,236	109

Total operating costs and expenses	2,505,408	1,920,918	1,466,772

Income from operations	291,358	242,466	190,704
Interest expense, net of interest income of $181, $399 and $359 in 2003, 2002 and 2001, respectively	70,792	62,560	94,248
Loss from early extinguishment of debt	—	8,646	6,243

Income from continuing operations before income taxes	220,566	171,260	90,213
Provision for income taxes	88,517	70,459	44,195

Income from continuing operations	132,049	100,801	46,018

Discontinued operations, net of taxes:
Loss from operations of hospitals sold or held for sale	(577)	(817)	(1,275)

Loss on discontinued operations	(577)	(817)	(1,275)

Net income	$131,472	$99,984	$44,743

Earnings per common share—Basic:
Income from continuing operations	$1.34	$1.02	$0.52
Loss on discontinued operations	—	—	(0.01)

Net income	$1.34	$1.02	$0.51

Earnings per common share—Diluted:
Income from continuing operations	$1.30	$1.01	$0.51
Loss on discontinued operations	—	(0.01)	(0.01)

Net income	$1.30	$1.00	$0.50

Weighted-average number of shares outstanding:
Basic	98,391,849	98,421,052	88,382,443

Diluted	108,094,956	108,378,131	90,251,428

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
consolidated balance sheets

	December 31,
(Dollars in thousands, except share data)	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$16,331	$132,844
Patient accounts receivable, net of allowance for doubtful accounts of $103,677 and $73,110 in 2003 and 2002, respectively	559,097	400,442
Supplies	77,418	60,456
Prepaid expenses and taxes	24,314	22,107
Deferred income taxes	—	15,684
Other current assets	18,920	16,193

Total current assets	696,080	647,726

Property and equipment:
Land and improvements	101,046	78,190
Buildings and improvements	1,092,102	808,521
Equipment and fixtures	579,313	424,027

	1,772,461	1,310,738
Less accumulated depreciation and amortization	(377,116)	(281,401)

Property and equipment, net	1,395,345	1,029,337

Goodwill	1,155,797	1,029,975

Other assets, net of accumulated amortization of $62,463 and $56,016 in 2003 and 2002, respectively	102,989	102,458

Total assets	$3,350,211	$2,809,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$29,677	$18,529
Accounts payable	154,711	111,677
Current income taxes payable	9,126	6,559
Deferred income taxes	669	—
Accrued liabilities:
Employee compensation	115,478	94,359
Interest	7,558	6,781
Other	80,845	80,525

Total current liabilities	398,064	318,430

Long-term debt	1,444,981	1,173,929

Deferred income taxes	110,341	65,120

Other long-term liabilities	46,236	37,712

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued.	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 99,657,532 shares issued and 98,681,983 shares outstanding at December 31, 2003 and 99,787,034 shares issued and 98,811,485 shares outstanding at December 31, 2002	997	998
Additional paid-in capital	1,315,959	1,319,370
Treasury stock, at cost, 975,549 shares at December 31, 2003 and 2002	(6,678)	(6,678)
Unearned stock compensation	(2)	(15)
Accumulated other comprehensive loss	(103)	(8,314)
Retained earnings (Accumulated deficit)	40,416	(91,056)

Total stockholders' equity	1,350,589	1,214,305

Total liabilities and stockholders' equity	$3,350,211	$2,809,496

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
consolidated statements of stockholders' equity

	Common stock			Treasury stock
			Additional Paid-in Capital			Notes Receivable for Common Stock	Unearned Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)
(Dollars in thousands, except share data)
	Shares	Amount		Shares	Amount					Total

BALANCE, January 1, 2001	87,105,562	$871	$998,092	(967,980)	$(6,587)	$(334)	$(85)	$—	$(235,783)	$756,174
Comprehensive Income:
Net income	—	—	—	—	—	—	—	—	44,743	44,743
Net change in fair value of interest rate swaps, net of tax expense of $478	—	—	—	—	—	—	—	750	—	750

Total comprehensive income								750	44,743	45,493
Issuance of common stock in connection with secondary public offering, net of issuance costs	12,000,000	120	305,954	—	—	—	—	—	—	306,074
Issuance of common stock in connection with the exercise of options	243,958	2	2,983	—	—	—	—	—	—	2,985
Issuance of common stock to employee benefit plan	95,478	1	2,894	—	—	—	—	—	—	2,895
Tax benefit from exercise of options	—	—	1,968	—	—	—	—	—	—	1,968
Payments on notes receivable	—	—	—	—	—	123	—	—	—	123
Common stock purchased for treasury, at cost	—	—	—	(7,569)	(91)	—	—	—	—	(91)
Earned stock compensation	—	—	—	—	—	—	44	—	—	44

BALANCE, December 31, 2001	99,444,998	994	1,311,891	(975,549)	(6,678)	(211)	(41)	750	(191,040)	1,115,665
Comprehensive Income:
Net income	—	—	—	—	—	—	—	—	99,984	99,984
Net change in fair value of interest rate swaps, net of tax benefit of $5,794	—	—	—	—	—	—	—	(9,064)	—	(9,064)

Total comprehensive income								(9,064)	99,984	90,920
Issuance of common stock in connection with the exercise of options	203,295	2	2,536	—	—	—	—	—	—	2,538
Issuance of common stock to employee benefit plan	138,741	2	3,702	—	—	—	—	—	—	3,704
Tax benefit from exercise of options	—	—	1,241	—	—	—	—	—	—	1,241
Payments on notes receivable	—	—	—	—	—	211	—	—	—	211
Earned stock compensation	—	—	—	—	—	—	26	—	—	26

BALANCE, December 31, 2002	99,787,034	998	1,319,370	(975,549)	(6,678)	—	(15)	(8,314)	(91,056)	1,214,305
Comprehensive Income:
Net income	—	—	—	—	—	—	—	—	131,472	131,472
Net change in fair value of interest rate swaps, net of tax expense of $5,258	—	—	—	—	—	—	—	8,211	—	8,211

Total comprehensive income	—	—	—	—	—	—	—	8,211	131,472	139,683
Repurchase of common stock	(790,000)	(8)	(14,708)	—	—	—	—	—	—	(14,716)
Issuance of common stock in connection with the exercise of options	384,715	4	4,266	—	—	—	—	—	—	4,270
Issuance of common stock to employee benefit plan	275,783	3	5,193	—	—	—	—	—	—	5,196
Tax benefit from exercise of options	—	—	1,838	—	—	—	—	—	—	1,838
Earned stock compensation	—	—	—	—	—	—	13	—	—	13

BALANCE, December 31, 2003	99,657,532	$997	$1,315,959	(975,549)	$(6,678)	$—	$(2)	$(103)	$40,416	$1,350,589

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
consolidated statements of cash flows

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001

Cash flows from operating activities:
Net income	$131,472	$99,984	$44,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,766	118,218	119,668
Deferred income taxes	61,574	38,172	25,280
Stock compensation expense	13	26	44
Loss on early extinguishment of debt	—	8,646	6,243
Minority interest in earnings	1,987	2,236	109
Other non-cash (income) expenses, net	320	186	(104)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(150,843)	(19,099)	(12,241)
Supplies, prepaid expenses and other current assets	(13,727)	(12,566)	1,999
Accounts payable, accrued liabilities and income taxes	34,722	22,628	(40,088)
Other	34,420	27,068	8,734

Net cash provided by operating activities	243,704	285,499	154,387

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	(450,572)	(156,069)	(150,941)
Purchases of property and equipment	(146,379)	(103,975)	(83,232)
Disposition of facility	4,088	—	—
Proceeds from sale of equipment	1,072	473	423
Increase in other assets	(28,979)	(31,569)	(31,361)

Net cash used in investing activities	(620,770)	(291,140)	(265,111)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	306,074
Proceeds from issuance of convertible debt	—	—	287,500
Proceeds from exercise of stock options	4,264	2,541	2,985
Stock buy-back	(14,708)	—	—
Common stock purchased for treasury	—	—	(91)
Deferred financing costs	(1,261)	(8,959)	(7,750)
Proceeds from minority investors in joint ventures	—	1,770	3,960
Redemption of minority investments in joint ventures	(430)	(707)	(1,594)
Distribution to minority investors in joint ventures	(2,471)	(1,890)	(324)
Borrowings under Credit Agreement	390,700	905,900	124,684
Repayments of long-term indebtedness	(115,541)	(768,556)	(610,074)

Net cash provided by financing activities	260,553	130,099	105,370

Net change in cash and cash equivalents	(116,513)	124,458	(5,354)
Cash and cash equivalents at beginning of period	132,844	8,386	13,740

Cash and cash equivalents at end of period	$16,331	$132,844	$8,386

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
notes to consolidated financial statements

1. Business and summary of significant accounting policies

Business.    Community Health Systems, Inc. (the "Company") owns, leases and operates acute care hospitals that are the principal providers of primary healthcare services in non-urban communities. As of December 31, 2003, the Company owned, leased or operated 72 hospitals, licensed for 7,810 beds in 22 states.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Principles of consolidation.    The consolidated financial statements include the accounts of the Company and its subsidiaries all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have minority stockholders. The amount of minority interest in equity is not material and is included in other long-term liabilities and minority interest in income or loss is disclosed separately on the statement of income.

Cost of revenue.    The majority of the Company's operating expenses are "cost of revenue" items. Operating costs that could be classified as general and administrative by the Company would include the Company's corporate office costs which were $42.0 million, $33.1 million and $27.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Cash equivalents.    The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Supplies.    Supplies, principally medical supplies, are stated at the lower of cost (first-in, first-out basis) or market.

Property and equipment.    Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the land improvements (2 to 15 years; weighted average useful life is 15 years), buildings and improvements (5 to 40 years; weighted average useful life is 21 years) and equipment and fixtures (4 to 18 years; weighted average useful life is 8 years). Costs capitalized as construction in progress were $45.9 million and $17.7 million at December 31, 2003 and 2002, respectively. Expenditures for renovations and other significant improvements are capitalized; however, maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations as incurred. Interest capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost," was $2.3 million, $3.5 million and $3.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also leases certain facilities and equipment under capital leases (see Notes 2 and 7). Such assets are amortized on a straight-line basis over the lesser of the term of the lease, or the remaining useful lives of the applicable assets.

Goodwill.    Goodwill represents the excess cost over the fair value of net assets acquired. Prior to the adoption of SFAS No. 142, goodwill arising from business combinations completed prior to July 1, 2001 was amortized on a straight-line basis over a period ranging from 18 to 40 years. Currently, goodwill arising from business combinations (whether or not completed prior to July 1, 2001) is accounted for under the provisions of SFAS No. 141 and SFAS No. 142 and is not amortized. SFAS No. 142 requires goodwill to be evaluated for impairment at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company selected September 30th as its annual testing date.

Other assets.    Other assets consist of the noncurrent portion of deferred income taxes, costs associated with the issuance of debt, which are amortized over the life of the related debt using the effective interest method, and costs to recruit physicians to the Company's markets, which are deferred and amortized over the term of the respective physician recruitment contract, which is generally three years. Amortization of deferred financing costs is included in interest expense.

Third-party reimbursement.    Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems, provisions of cost-reimbursement and other payment methods. Approximately 44% of net operating revenues for the years ended December 31, 2003 and December 31, 2002 and 45% for the year ended December 31, 2001, are related to services rendered to patients covered by the Medicare and Medicaid programs. Included in the amounts received from Medicare, approximately 0.70% of net operating revenues for 2003, 0.66% for 2002 and 0.65% for 2001 relates to Medicare inpatient outlier payments. In addition, the Company is reimbursed by non-governmental payors using a variety of payment methodologies. Amounts received by the Company for treatment of patients covered by such programs are generally less than the standard billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Final settlements under certain of these programs are subject to adjustment based on administrative review and audit by third parties. Adjustments to the estimated billings are recorded in the periods that such adjustments become known. Adjustments to previous program reimbursement estimates are accounted for as contractual adjustments and reported in future periods as final settlements are determined. Adjustments related to final settlements or appeals increased revenue by an insignificant amount in each of the years ended December 31, 2003, 2002 and 2001. Net amounts due to third-party payors as of December 31, 2003 were $21 million and as of December 31, 2002 were $29 million and are included in accrued liabilities-other in the accompanying balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 1999.

Allowance for doubtful accounts.    Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. Substantially all of the Company's receivables are related to providing healthcare services to our hospitals' patients. The Company's estimate for its allowance for doubtful accounts is calculated by reserving as uncollectible all governmental and non-governmental accounts over 150 days from discharge. This method is monitored based on our historical collection experience. Uncollected accounts are written off when turned over to an outside collection agency or over 210 days from discharge if being collected by the Company's internal collection agency.

Concentrations of credit risk.    The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic and economic diversity of the Company's facilities and non-governmental third- party payors, Medicare and Medicaid represent the Company's only significant concentrations of credit risk.

The following table sets forth the gross accounts receivable, net of the related contractual allowance for the periods presented (in thousands):

	Balance as of December 31,
	2003			2002
	Medicare	Medicaid	Managed Care, Self-pay and Other	Medicare	Medicaid	Managed Care, Self-pay and Other

Gross accounts receivable	$426,228	$266,382	$685,206	$243,441	$151,730	$476,058
Contractual allowance	(303,707)	(171,606)	(239,729)	(164,811)	(92,900)	(139,966)

Accounts receivable, net of contractual allowance	$122,521	$94,776	$445,477	$78,630	$58,830	$336,092

Net operating revenues.    Net operating revenues are recorded net of provisions for contractual adjustments of approximately $5,349 million, $3,451 million and $2,383 million in 2003, 2002 and 2001, respectively. Net operating revenues are recognized when services are provided. In the ordinary course of business the Company renders services to patients who are financially unable to pay for hospital care. The value (at the Company's standard charges) of these services to patients who are unable to pay is eliminated prior to reporting net operating revenues and was $87.0 million, $53.1 million and $43.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Professional liability insurance claims.    The Company accrues for estimated losses resulting from professional liability claims to the extent they are not covered by insurance. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and actuarially-determined projections and is discounted to its net present value. To the extent that subsequent claims information varies from management's estimates, the liability is adjusted currently.

Accounting for the impairment or disposal of long-lived assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets may be impaired, the Company projects the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

Income taxes.    The Company accounts for income taxes under the asset and liability method, in which deferred income tax assets and liabilities are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations during the period in which the tax rate change becomes law.

Comprehensive income.    SFAS No. 130, "Reporting Comprehensive Income," defines comprehensive income as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. "Accumulated other comprehensive income (loss)" of $(0.1) million net of income tax benefit of $0.1 million at December 31, 2003, ($8.3) million net of income tax benefit of $5.3 million at December 31, 2002 and $0.8 million net of income tax expense of $0.4 million at December 31, 2001, represents the cumulative change in fair value of interest rate swap agreements at the respective balance sheet dates.

Stock-based compensation.    The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation cost, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans; however, it allows an entity to continue to measure compensation for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25. The Company has elected to continue to measure compensation under the method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148.

Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair value of each option granted during 2003, 2002 and 2001 were $7.50, $7.62 and $8.46, respectively. In 2003, 2002 and 2001 the exercise price of options granted was the same as the fair value of the related stock. The following weighted-average assumptions were used for grants in fiscal 2003, 2002 and 2001: risk-free interest rate of 2.03%, 2.38% and 3.71%; expected volatility of the Company's stock was 44% and 38% for 2003 and 2002, respectively, and the expected volatility of the Company's common stock based on peer companies in the healthcare industry was 57% for 2001; no dividend yields; and weighted-average expected life of the options of 4 years, 4 years and 2 years for options granted in 2003, 2002 and 2001, respectively.

Had the fair value of the options granted been recognized as compensation expense on a straight line basis over the vesting period of the grant, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

	Year Ended December 31,
	2003	2002	2001

Net income:	$131,472	$99,984	$44,743
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	5,104	4,310	4,492

Pro-forma net income	$126,368	$95,674	$40,251

Net income per share:
Basic—as reported	$1.34	$1.02	$0.51

Basic—pro-forma	$1.28	$0.97	$0.46

Diluted—as reported	$1.30	$1.00	$0.50

Diluted—pro-forma	$1.25	$0.96	$0.45

Segment reporting.    The Company operates in one line of business which is the provision of health care through general acute care hospitals and related health care facilities. To more efficiently manage the Company's business, it has been organized into operating segments or groups. The groups' economic characteristics, nature of their operations, regulatory environment in which they operate and the way in which they are managed are all similar. Accordingly, the Company aggregates its groups into a single reportable segment as that term is defined by SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information."

Derivative instruments and hedging activities.    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recorded each period in earnings or other comprehensive income ("OCI"), depending on whether the derivative is designated and is effective as a hedged transaction, and on the type of hedge transaction. Changes in the fair value of derivative instruments recorded to OCI are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the fair value of a derivative instrument determined to be ineffective under the rules is recognized in current earnings. The adoption of SFAS No. 133, as amended, on January 1, 2001 did not have a material effect on the Company's consolidated financial position or results of operations.

The Company has entered into several interest rate swap agreements that fall under the scope of this pronouncement. See Note 6 for further discussion about the swap transactions.

New accounting pronouncements.    Effective July 1, 2001, the Company adopted SFAS No. 141, "Business Combinations," and effective January 1, 2002, adopted SFAS No. 142, "Goodwill and Other Intangible Assets," related to the non-amortization of goodwill. Since adoption, existing goodwill is no longer amortized but assessed for impairment at least annually. The Company has selected September 30th as its annual assessment date. No impairment write-down occurred from the adoption of SFAS No. 142. The effect on net earnings of adopting SFAS No. 142 was a favorable increase per share (diluted) for the year ended December 31, 2003.

The following table sets forth a reconciliation of net income and net income per share, assuming that SFAS No. 142 was applied during all periods presented.

	Year Ended December 31,
(in thousands, except per share data)	2003	2002	2001

Net income:
As reported	$131,472	$99,984	$44,743
Goodwill amortization, net of tax	—	—	24,806

As adjusted	$131,472	$99,984	$69,549

Net income per share—basic:
As reported	$1.34	$1.02	$0.51
Goodwill amortization, net of tax	—	—	0.28

As adjusted	$1.34	$1.02	$0.79

Net income per share—diluted:
As reported	$1.30	$1.00	$0.50
Goodwill amortization, net of tax	—	—	0.27

As adjusted	$1.30	$1.00	$0.77

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provision of this statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Upon adoption, the extraordinary losses recognized in the year ended December 31, 2002 and the year ended December 31, 2001 were reclassified before income taxes to conform to the provisions of SFAS No. 145.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" ("FIN No. 45"). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the Company, the initial recognition and measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Company's adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial position or consolidated results of operations. The disclosure requirements of FIN No. 45 were effective for the Company as of December 31, 2002. The required disclosures are included in Note 11.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. As the Company elected not to change to the fair value based method of accounting for stock-based employee compensation, the adoption of SFAS No. 148 did not have an impact on the Company's consolidated financial position or consolidated results of operation. The Company has included the disclosures in accordance with SFAS No. 148 in this Note 1.

In May 2003, the FASB issued SFAS No. 149 "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated results of operations or consolidated financial position.

In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities specified financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective immediately for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim reporting period beginning after June 15, 2003. In November 2003, the FASB issued staff position 150-3. Position 150-3 deferred the effective date for applying the provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. The adoption of the current provisions of SFAS No. 150 did not have a material impact on the Company's consolidated results of operations or consolidated financial position.

In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities ("VIE's")" ("FIN No. 46"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As of December 31, 2003, the Company has adopted the provisions of FIN No. 46 which are effective as of December 31, 2003 and required to be applied to those entities that are considered to be special-purpose entities. The adoption of those effective provisions of FIN No. 46 did not have a impact on the Company's consolidated financial position or results of operations as the Company has not identified any relationships that would qualify as special-purpose entities. The Company does not anticipate any impact on the consolidated financial statements of adopting the remaining provisions of FIN No. 46, which are effective for the Company March 31, 2004. As of December 31, 2003 the Company does not have any VIE's.

Reclassifications.    Certain amounts presented in prior year's financial statements have been reclassified to conform with the current year presentation. These reclassifications, primarily for the discontinued operations as described in Note 2, have no impact on total assets, liabilities, stockholders' equity, net income or cash flows.

2. Long-term leases, acquisitions and divestitures

 The business combinations completed by the Company during 2003 and 2002 have been accounted for and are disclosed in accordance with the provisions of SFAS No. 141. During 2003, the Company acquired through three purchase transactions and one capital lease transaction, most of the assets and working capital of ten hospitals. On January 1, 2003, the Company acquired seven hospitals located in West Tennessee from Methodist Healthcare Corporation of Memphis, Tennessee in a single purchase transaction. Combined licensed beds at these seven facilities total 676. On July 1, 2003, the Company acquired Pottstown Memorial Medical Center, a 222 bed hospital located in Pottstown, Pennsylvania. On August 1, 2003, the Company acquired Southside Regional Medical Center, a 408 bed hospital located in Petersburg, Virginia in a capital lease transaction. On October 1, 2003, the Company acquired Laredo Medical Center, a 326 bed hospital located in Laredo, Texas. The aggregate consideration for the ten hospitals totaled approximately $466 million, consisting of $423 million in cash and approximately $43 million in assumed liabilities. Goodwill recognized in these transactions totaled $119 million. Goodwill recorded during 2003 is expected to be fully deductible for tax purposes.

During 2002, the Company acquired through six separate purchase transactions, most of the assets and working capital of six hospitals. On January 1, 2002, the Company acquired Gateway Regional Medical Center, a 396-bed hospital located in Granite City, Illinois. On March 1, 2002, the Company acquired Helena Regional Medical Center, a 155-bed hospital located in Helena, Arkansas. On June 30, 2002, the Company acquired Plateau Medical Center, a 90-bed hospital located in Oak Hill, West Virginia. On August 1, 2002, the Company acquired Lock Haven Hospital, a 77-bed hospital located in Lock Haven, Pennsylvania. On September 30, 2002 the Company acquired Memorial Hospital of Salem County, a 140-bed hospital located in Salem, New Jersey. On December 1, 2002, the Company acquired Lake Wales Medical Center, a 154-bed hospital located in Lake Wales, Florida. The consideration for the six hospitals totaled $173 million, consisting of $138 million in cash and $35 million in assumed liabilities. Goodwill recognized in these purchase transactions totaled $18 million. Goodwill recorded during 2002 is expected to be fully deductible for tax purposes.

During 2001, the Company acquired, through five separate purchase transactions, most of the assets and working capital of five hospitals. On June 1, 2001, the Company acquired Brandywine Hospital, a 168-bed hospital located in Coatesville, Pennsylvania. On September 1, 2001, the Company acquired Red Bud Regional Hospital, a 103-bed hospital in Red Bud, Illinois. On October 1, 2001, the Company acquired Jennersville Regional Hospital, a 59-bed hospital located in West Grove, Pennsylvania and Easton Hospital, a 369-bed hospital located in Easton, Pennsylvania. On November 1, 2001, the Company acquired South Texas Regional Medical Center, a 57-bed hospital located in Jourdanton, Texas. The consideration for the five hospitals totaled $225 million consisting of $143 million in cash, which was borrowed under the acquisition loan facilities, and assumed liabilities of $82 million. Goodwill recognized in these purchase transactions totaled $49 million. Goodwill of $34 million related to acquisitions dated after June 30, 2001; no amortization of such goodwill has been included in the consolidated financial statements. Goodwill recorded during 2001 is expected to be fully deductible for tax purposes.

The foregoing acquisitions were accounted for using the purchase method of accounting. The allocation of the purchase price has been determined by the Company based upon available information and, for certain acquisition transactions closed in 2003, is subject to obtaining final asset valuations prepared by independent appraisers, and settling amounts related to purchased working capital. Independent asset valuations are generally completed within 120 days of the date of acquisition; working capital settlements are generally made within 180 days of the date of acquisition. Adjustments to the purchase price allocation are not expected to be material.

The table below summarizes the allocations of the purchase price (including assumed liabilities) for these acquisitions (in thousands):

	2003	2002	2001

Current assets	$23,174	$35,517	$48,805
Property and equipment	319,859	119,440	127,209
Goodwill and other intangibles	123,285	18,228	49,335

The operating results of the foregoing hospitals have been included in the consolidated statements of income from their respective dates of acquisition. The following pro forma combined summary of operations of the Company gives effect to using historical information of the operations of the hospitals purchased in 2003 and 2002 as if the acquisitions had occurred as of January 1, 2002 (in thousands, except per share data):

	Year Ended December 31,
	2003	2002

Pro forma net operating revenues	$3,053,379	$2,799,225
Pro forma net income	122,482	76,160
Pro forma net income per share:
Basic	$1.24	$0.77
Diluted	$1.21	$0.76

In August 2004, we announced that we had divested two hospitals, Sabine Medical Center and Randolph County Medical Center, for approximately $9 million. In addition as part of our strategic review, the Company has decided to market one of its hospitals for sale.

In connection with the above actions and in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, we have classified the results of operations of Sabine Medical Center and Randolph County Medical Center as discontinued operations in the accompanying consolidated statements of income. In addition, the Company is anticipating the sale of one of its hospitals within the next twelve months. The operations of that hospital have been classified as discontinued operations in the accompanying consolidated statements of income. The consolidated statements of income for each prior period presented have been restated to reflect the classification of these three hospitals as discontinued operations.

Net operating revenues and loss from discontinued operations for the years ended December 31, 2003, 2002 and 2001 are as follows:

(in thousands)	2003	2002	2001

Net operating revenues	$37,858	$37,033	$36,149

Loss from discontinued operations, before taxes	(888)	(1,256)	(1,961)
Income tax benefit	311	439	686

Loss from discontinued operations, net of tax	$(577)	$(817)	$(1,275)

Assets and liabilities of the hospitals classified as discontinued operations included in the accompanying consolidated balance sheets as of December 31, 2003 and 2002:

	December 31,
(in thousands)	2003	2002

Current assets	$9,022	$7,828
Property and equipment	8,595	9,525
Other assets	960	1,173
Current liabilities	(2,659)	(2,439)

Net assets	$15,918	$16,087

3. Goodwill and other intangible assets

 The changes in the carrying amount of goodwill for the twelve months ended December 31, 2003, are as follows (in thousands):

	2003	2002

Balance, beginning of year	$1,029,975	$999,525
Goodwill acquired as part of acquisitions during the year	119,155	18,228
Consideration adjustments and finalization of purchase price allocations for prior year's acquisitions	8,952	12,222
Goodwill written off as part of disposal	(2,285)	—

Balance, end of year	$1,155,797	$1,029,975

The Company performed its initial goodwill evaluation, as required by SFAS No. 142, during the first quarter of 2002 and the annual evaluation as of each succeeding September 30. No impairment was indicated by these evaluations.

As required by SFAS No. 142, intangible assets that do not meet the criteria for separate recognition must be reclassified and included as part of goodwill. As a result of our analysis, no reclassifications to goodwill were required as of January 1, 2002. The gross carrying amount of the Company's other intangible assets was $9.8 million as of December 31, 2003 and $3.7 million as of December 31, 2002, and the net carrying amount was $7.8 million and $2.6 million as of December 31, 2003 and December 31, 2002, respectively. Other intangible assets are included in Other assets, net on the Company's balance sheets.

The weighted average amortization period for the intangible assets subject to amortization is approximately 7 years. There are no expected residual values related to these intangible assets. Amortization expense for these intangible assets was $0.8 million and $0.3 million during the years ended December 31, 2003 and 2002, respectively. Amortization expense on intangible assets is estimated to be $1.1 million in 2004, $1.0 million in 2005, $0.8 million in 2006, and $0.7 million in 2007.

4. Income taxes

 The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001

Current
Federal	$36,605	$13,935	$1,693
State	9,225	8,960	4,688

	45,830	22,895	6,381

Deferred
Federal	36,496	41,042	33,654
State	5,880	6,083	3,474

	42,376	47,125	37,128

Total provision for income taxes	$88,206	$70,020	$43,509

The following table reconciles the differences between the statutory federal income tax rate and the effective tax rate (dollars in thousands):

	Year Ended December 31,
	2003		2002		2001

	Amount	%	Amount	%	Amount	%

Provision for income taxes at statutory federal rate	$76,887	35.0%	$59,501	35.0%	$30,888	35.0%
State income taxes, net of federal income tax benefit	9,818	4.5	9,779	5.8	5,420	6.1
Non-deductible goodwill	355	0.2	—	—	6,691	7.6
Other	1,146	0.5	740	0.4	510	0.6

Provision for income taxes and effective tax rate	$88,206	40.2%	$70,020	41.2%	$43,509	49.3%

Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. Deferred income taxes as of December 31, consist of (in thousands):

	2003		2002
	Assets	Liabilities	Assets	Liabilities

Net operating loss and credit carryforwards	$26,211	$—	$38,049	$—
Property and equipment	—	92,778	—	72,384
Self-insurance liabilities	12,969	—	8,825	—
Intangibles	—	55,304	—	33,538
Other liabilities	—	2,423	—	2,190
Long-term debt and interest	2,327	—	1,025	—
Accounts receivable	5,553	—	16,206	—
Accrued expenses	6,814	—	4,368	—
Other comprehensive income	57	—	5,588	—
Other	3,783	—	2,811	3,073

	57,714	150,505	76,872	111,185
Valuation allowance	(18,219)	—	(15,123)	—

Total deferred income taxes	$39,495	$150,505	$61,749	$111,185

Management believes that the net deferred tax assets will ultimately be realized, except as noted below. Management's conclusion is based on its estimate of future taxable income and the expected timing of temporary difference reversals. The Company has federal alternative minimum tax credit carryforwards of approximately $3.9 million, which may be carried forward indefinitely, and state net operating loss carryforwards of approximately $372 million, which expire from 2004 to 2023. With respect to the deferred tax liability pertaining to intangibles, as included above, goodwill purchased in connection with certain of the Company's business acquisitions is amortizable for income tax reporting purposes. However, for financial reporting purposes, there is no corresponding amortization allowed with respect to such purchased goodwill.

The valuation allowance of $13.2 million, relating primarily to state net operating losses, recognized in June 1996, the date the Company's operating company was acquired (the "Acquisition") by affiliates of Forstmann Little & Co. ("FL & Co."), was reduced by approximately $0.4 million and $4.0 million in 2003 and 2002, respectively. The $0.4 million reduction in 2003 consists of $0.3 million of state net operating losses and credits that management believes will ultimately be realized and $0.1 million of state net operating losses that relate to Berrien County Hospital, which was sold during 2003. The $4.0 million reduction in 2002 relates to net operating losses and credits that management believes will ultimately be realized. No benefit was recorded in 2003 or 2002 for the actual utilization or the expected utilization of state net operating losses incurred in pre-FL & Co. acquisition years, as a valuation allowance attributable to these losses had previously been recorded in goodwill. Accordingly, goodwill was reduced in 2003 and 2002 for the tax benefit realized through the actual utilization of these losses or the expected utilization of these losses in future years. Likewise, any future benefits attributable to a decrease in the valuation allowance recognized at the date of acquisition by FL & Co. will be recorded as a reduction in goodwill. In this regard, at December 31, 2003, the remaining valuation allowance recorded pursuant to the Acquisition is $2.0 million.

The valuation allowance increased by $3.1 million and $0.5 million during the years ended December 31, 2003 and 2002, respectively. In addition to amounts previously discussed, the change in valuation allowance relates to a redetermination of the amount of, and realizability of, net operating losses in certain state income tax jurisdictions.

In addition to the amount paid in 2001 for federal income tax examinations discussed below, the Company paid income taxes, net of refunds received, of $27.2 million, $15.7 million and $2.5 million during 2003, 2002, and 2001, respectively.

Federal income tax examinations.    In 2001, the Company settled the Internal Revenue Service examinations of its filed federal income tax returns for the tax periods ended December 31, 1993 through December 31, 1996. In that settlement, the Company agreed to several adjustments, primarily involving temporary or timing differences, and paid approximately $8.5 million, in satisfaction of the resulting federal income taxes and interest. The Internal Revenue Service examinations did not have a material financial impact on the Company. Such payment was primarily attributable to adjustments made to taxable income for the tax year ended July 10, 1996. These adjustments resulted in a reduction in the net operating loss carryback available to offset pre-1996 tax liabilities, for which the Company had previously received a refund.

Periods subsequent to 1996 have not been examined by the Internal Revenue Service. Additionally, the Company is not currently under examination by the Internal Revenue Service. Management believes the Company's tax accruals are adequate to cover tax liabilities for all open tax years.

5. Long-term debt

 Long-term debt consists of the following (in thousands):

	As of December 31,
	2003	2002

Credit Facilities:
Revolving Credit Loans	$85,000	$—
Term Loans	1,038,875	847,875
Convertible Notes	287,500	287,500
Tax-exempt bonds	8,000	8,000
Capital lease obligations (see Note 7)	25,050	26,462
Term loans from acquisitions	9,600	10,800
Other	20,633	11,821

Total debt	1,474,658	1,192,458
Less current maturities	(29,677)	(18,529)

Total long-term debt	$1,444,981	$1,173,929

Credit Facilities.    On July 16, 2002, the Company entered into a $1.2 billion senior secured credit facility with a consortium of lenders. The facility replaced the previous credit facility and consists of an $850 million term loan that matures in 2010 (as opposed to 2005 under the previous facility) and a six-year $350 million revolving credit facility that matures in 2008 (as opposed to 2004 under the previous facility). On July 2, 2003, the Company amended its senior secured credit facility by exercising a feature allowing it to add $200 million of funded term loans with the same interest rate per annum as its existing term loans. The $200 million incremental term loans mature in 2011. The Company may elect from time to time an interest rate per annum for the borrowings under the term loan including the incremental term loan, and revolving credit facility equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) the Prime Rate, (ii) the Base CD Rate plus 100 basis points or (iii) the Federal Funds Effective Rate plus 50 basis points (the "ABR"), plus (1) 150 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 250 basis points for the term loan and (2) the Eurodollar Applicable Margin for revolving credit loans. The Company also pays a commitment fee for the daily average unused commitments under the revolving credit facility. The commitment fee is based on a pricing grid depending on the Eurodollar Applicable Margin for revolving credit loans and ranges from 0.375% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. In addition, the Company will pay fees for each letter of credit issued under the credit facility. The purpose of the facility was to refinance the Company's previous credit agreement, repay certain other indebtedness, and fund general corporate purposes including acquisitions. As of December 31, 2003, our availability for additional borrowings under its revolving credit facility was approximately $256 million of which approximately $20 million was reserved for outstanding letters of credit. As of December 31, 2003, the Company's weighted average interest rate under the Company's credit agreement was 4.0%.

The terms of the credit agreement include various restrictive covenants. These covenants include restrictions on additional indebtedness, investments, asset sales, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental changes. The Company would be required to amend the existing credit agreement in order to pay dividends to its shareholders. The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest and fixed charges. The level of these covenants are similar to or more favorable than the credit facility the Company refinanced.

The Term Loans are scheduled to be paid with principal payments for future years as follows (in thousands):

Term Loans

2004	$10,500
2005	10,500
2006	10,500
2007	10,500
2008	108,250
Thereafter	888,625

Total	$1,038,875

As of December 31, 2003 and 2002, the Company had letters of credit issued, primarily in support of certain bonds of approximately $20 million and $13 million, respectively.

Convertible notes.    On October 15, 2001, the Company sold $287.5 million aggregate principal amount (including the underwriter's over-allotment option) of 4.25% convertible notes for face value. The notes mature on October 15, 2008 unless converted or redeemed earlier. Interest on the notes is payable semi-annually on April 15 and October 15 of each year. The interest payments commenced April 15, 2002. The notes are convertible, at the option of the holder, into shares of the Company's common stock at any time before the maturity date, unless the Company has previously redeemed or repurchased the notes, at a conversion rate of 29.8507 shares of common stock per $1,000 principal amount of notes representing a conversion price of $33.50. The conversion rate is subject to anti-dilution adjustment in some events.

Prior to October 15, 2005, if the price of the Company's common stock has exceeded 150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption, the Company has the right at any time to redeem some or all of the notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date. In this case, the Company must make an additional "make whole" payment in cash or at the Company's option, common stock or a combination of cash and common stock equal to $170 per $1,000 principal amount of notes, minus the amount of any interest actually paid or accrued and unpaid on each $1,000 principal amount of redeemed notes prior to the date the Company redeems the notes.

On or after October 15, 2005, the Company has the right to redeem the notes, in whole or from time to time in part, at redemption prices, expressed as a percentage of the principal amount, together with accrued and unpaid interest to the redemption date, as follows for the 12-month period beginning on:

October 15, 2005	101.821%
October 15, 2006	101.214%
October 15, 2007	100.607%
Thereafter	100.000%

Tax-exempt bonds.    Tax-Exempt Bonds bore interest at floating rates, which averaged 1.08% and 1.44% during 2003 and 2002, respectively.

Other debt.    As of December 31, 2002, other debt consisted primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

The Company currently has six separate interest swap agreements to limit the effect of changes in interest rates on a portion of our long-term borrowings. Under two agreements, effective November 23, 2001 and expiring in November 2004 and 2005, the Company pays interest at fixed rates of 4.03% and 4.46%, respectively. Each of these agreements has a $100 million notional amount of indebtedness. Under a third agreement, effective November 4, 2002 and expiring November 2007, the Company pays interest at a fixed rate of 3.30% on $150 million notional amount of indebtedness. Under a fourth agreement, effective June 13, 2003 and expiring November 2007, the Company pays interest at a fixed rate of 2.04% on $100 million notional amount of indebtedness. Under a fifth agreement, effective June 13, 2003 and expiring June 2008, the Company pays interest at a fixed rate of 2.40% on $100 million notional amount of indebtedness. Under a sixth agreement, effective October 3, 2003 and expiring October 2006, the Company pays interest at a fixed rate of 2.31% on $100 million notional amount of indebtedness. The Company receives a variable rate of interest on each of these swaps based on the three-month London Inter-Bank Offer ("LIBOR"), excluding the margin paid under the credit facility on a quarterly basis which is currently 225 basis points for revolving credit loans and 250 basis points for term loans under the credit facility. Also, an agreement with a $100 million notional amount of indebtedness, expired on November 28, 2003.

As of December 31, 2003, the scheduled maturities of long-term debt outstanding, including capital leases, for each of the next five years and thereafter are as follows (in thousands):

2004	$29,677
2005	24,770
2006	14,153
2007	14,042
2008	483,878
Thereafter	908,138

$1,474,658

The Company paid interest of $68 million, $59 million and $107 million on borrowings during the years ended December 31, 2003, 2002 and 2001, respectively.

6. Fair values of financial instruments

 The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 2003 and 2002, and valuation methodologies considered appropriate. The estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange (in thousands):

	As of December 31,
	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and cash equivalents	$16,331	$16,331	$132,844	$132,844
Liabilities:
Credit facilities	1,123,875	1,137,510	847,875	844,166
Convertible Notes	287,500	309,218	287,500	284,729
Tax-exempt Bonds	8,000	8,000	8,000	8,000
Term loans from acquisitions	9,600	9,600	10,800	10,800
Other debt	20,633	20,633	11,821	11,821

Cash and cash equivalents.    The carrying amount approximates fair value due to the short term maturity of these instruments (less than three months).

Credit facilities, term loans from acquisitions and other debt.    Estimated fair value is based on information from the Company's bankers regarding relevant pricing for trading activity among the Company's lending institutions.

Convertible notes.    Estimated fair value is based on the average bid and ask price as quoted in public markets for these instruments.

Interest rate swaps.    The fair value of interest rate swap agreements is the amount at which they could be settled, based on estimates obtained from the counterparty. The Company has designated the interest rate swaps as cash flow hedge instruments whose recorded value in the consolidated balance sheet approximates fair market value. The Company assesses the effectiveness of its hedge instruments on a quarterly basis. For the years ended December 31, 2003 and 2002, the Company completed an assessment of the cash flow hedge instruments and determined the hedge to be highly effective. The Company has also determined that the ineffective portion of the hedge does not have a material effect on the Company's consolidated financial position, operations or cash flows. The counterparty to the interest rate swap agreements exposes the Company to credit risk in the event of non-performance. However, the Company does not anticipate non-performance by the counterparty. The

Company does not hold or issue derivative financial instruments for trading purposes. Swaps consisted of the following at December 31, 2003:

Swap #1
Notional amount	$100 million
Fixed interest rate	4.03%
Termination date	November 30, 2004
Fair value	$(2.4) million
Swap #2
Notional amount	$100 million
Fixed interest rate	4.46%
Termination date	November 30, 2005
Fair value	$(4.6) million
Swap #3
Notional amount	$150 million
Fixed interest rate	3.30%
Termination date	November 4, 2007
Fair value	$(1.3) million
Swap #4
Notional amount	$100 million
Fixed interest rate	2.04%
Termination date	June 13, 2007
Fair value	$2.9 million
Swap #5
Notional amount	$100 million
Fixed interest rate	2.40%
Termination date	June 13, 2008
Fair value	$4.0 million
Swap #6
Notional amount	$100 million
Fixed interest rate	2.31%
Termination date	October 3, 2006
Fair value	$0.6 million

Assuming no change in December 31, 2003 interest rates, approximately $12.6 million will be charged to earnings through interest expense during the year ending December 31, 2004 pursuant to the interest rate swap agreements. If interest rate swaps do not remain highly effective as a cash flow hedge, the derivatives' gains or losses reported through other comprehensive income will be reclassified into earnings.

7. Leases

 The Company leases hospitals, medical office buildings, and certain equipment under capital and operating lease agreements. During 2003, the Company entered into $76.9 million of capital leases. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. Commitments relating to noncancellable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

Year ended December 31,	Operating	Capital

2004	$53,020	$6,803
2005	44,184	10,551
2006	34,037	2,750
2007	26,711	2,655
2008	16,775	2,057
Thereafter	56,587	7,271

Total minimum future payments	$231,314	$32,087

Less debt discounts		(7,037)

		25,050
Less current portion		(4,783)

Long-term capital lease obligations		$20,267

Assets capitalized under capital leases as reflected in the accompanying consolidated balance sheets were $11.5 million of land and improvements, $94.7 million of buildings and improvements, and $49.3 million of equipment and fixtures as of December 31, 2003 and $9.9 million of land and improvements, $79.3 million of buildings and improvements and $38.2 million of equipment and fixtures as of December 31, 2002. The accumulated depreciation related to assets under capital leases was $35.4 million and $27.0 million as of December 31, 2003 and 2002, respectively. Depreciation of assets under capital leases is included in depreciation and amortization and amortization of debt discounts on capital lease obligations is included in interest expense in the consolidated statements of operations.

8. Employee benefit plans

 The Company has a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code, which covers all eligible employees at its hospitals, clinics, and the corporate offices. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for the Company to match a portion of employee contributions. The Company also provides a defined contribution welfare benefit plan for post-termination benefits to executive and middle management employees. Total expense under the 401(k) plan was $6.8 million, $5.7 million and $3.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. Total expense under the welfare benefit plan was $1.7 million, $0.7 million and $0.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

9. Stockholders' equity

 On June 14, 2000, the Company closed its initial public offering of 18,750,000 shares of common stock; and on July 3, 2000, the underwriters exercised their overallotment option and purchased 1,675,717 shares of common stock. These shares were offered at $13.00 per share. On November 3, 2000, the Company completed an offering of 18,000,000 shares of its common stock at an offering price of $28.1875. Of these shares, 8,000,000 shares were sold by affiliates of FL & Co. and other shareholders. On October 15, 2001, the Company completed an offering of 12,000,000 shares of its common stock at an offering price of $26.80 concurrent with its notes offering. The net proceeds to the Company from the 2001 and the two 2000 common stock offerings in the aggregate were $306.1 million and $514.5 million, respectively, and were used to repay long-term debt.

Authorized capital shares of the Company include 400,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of Preferred Stock. Each of the aforementioned classes of capital stock has a par value of $.01 per share. Shares of Preferred Stock, none of which are outstanding as of December 31, 2001, may be issued in one or more series having such rights, preferences and other provisions as determined by the Board of Directors without approval by the holders of common stock.

Common shares held by employees and former employees that were acquired directly from the Company are the subject of a stockholder's agreement under which each share, until vested, is subject to repurchase upon termination of employment. Shares vest, on a cumulative basis, each year at a rate of 20% of the total shares issued beginning after the first anniversary date of the purchase. Further, under the stockholder's agreement, shares of common stock held by stockholders other than FL & Co. will only be transferable together with shares transferred by FL & Co. until FL & Co.'s ownership falls below 25%.

On January 23, 2003, the Company announced an open market share repurchase program for up to five million shares of its common stock. The share repurchase program will conclude at the earlier of three years or when the maximum number of shares have been repurchased. As of December 31, 2003, the Company had repurchased 790,000 shares at an average cost of $18.57 per share.

During 1997, the Company granted options to purchase 191,614 shares of common stock to non-employee directors at an exercise price of $8.96 per share. These options are fully vested and expire ten years from the date of grant. As of December 31, 2003, 110,378 non-employee director options to purchase common stock were exercisable with a weighted average remaining contractual life of 3.5 years.

In November 1996, the Board of Directors approved an Employee Stock Option Plan (the "1996 Plan") to provide incentives to key employees of the Company. Options to purchase up to 756,636 shares of common stock are authorized under the 1996 Plan. All options granted pursuant to the 1996 Plan are generally exercisable each year on a cumulative basis at a rate of 20% of the total number of common shares covered by the option beginning one year from the date of grant and expiring ten years from the date of grant. There will be no additional grants of options under the 1996 Plan.

In April 2000, the Board of Directors approved the 2000 Stock Option and Award Plan (the "2000 Plan"). The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2000 Plan include the Company's directors, officers, employees and consultants. Options to purchase 12,562,791 shares of common stock are authorized under the 2000 Plan including 8,000,000 options authorized in an amendment to the 2000 Plan approved by the stockholders in May, 2003. Generally the options granted pursuant to the 2000 Plan are exercisable each year on a cumulative basis at a rate of 33 1/3% of the total number of common shares covered by the option beginning on the first anniversary of the date of grant and expiring ten years from the date of grant. As of December 31, 2003, a total of 4,123,013 shares of unissued common stock remain reserved for future grants under the 2000 Plan.

The options granted are "nonqualified" for tax purposes. For financial reporting purposes, the exercise price of certain option grants under the 1996 plan were considered to be below the fair value of the stock at the time of grant. The fair value of those grants was determined based on an appraisal conducted by an independent appraisal firm as of the relevant date. The aggregate differences between fair value and the exercise price is being charged to compensation expense over the relevant vesting periods. Such expense aggregated $12,715, $26,000 and $44,000 in 2003, 2002 and 2001, respectively. Options granted under the 2000 Plan were granted to employees at the fair value of the related stock.

A summary of the number of shares of common stock issuable upon the exercise of options under the Company's 1996 Plan and 2000 Plan for fiscal 2003, 2002 and 2001 and changes during those years is presented below:

	Shares	Price Range	Weighted Average Price

Balance at December 31, 2000	4,331,031	$6.99–31.70	$13.05
Granted	224,400	23.00–29.39	24.85
Exercised	(218,277)	6.99–20.06	12.79
Forfeited or canceled	(138,498)	6.99–31.70	13.60

Balance at December 31, 2001	4,198,656	$6.99–31.70	$13.74
Granted	393,500	20.25–27.70	23.05
Exercised	(203,295)	6.99–23.00	12.64
Forfeited or canceled	(119,183)	6.99–31.70	19.10

Balance at December 31, 2002	4,269,678	$6.99–31.70	$14.50
Granted	4,279,300	18.03–25.70	20.38
Exercised	(341,935)	6.99–24.50	11.56
Forfeited or canceled	(177,673)	6.99–31.70	22.15

Balance at December 31, 2003	8,029,370	$6.99–31.70	$17.59

The following table summarizes information concerning currently outstanding and exercisable options:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$6.99	223,175	3.8 years	$6.99	215,855	$6.99
$13.00	3,013,830	6.4 years	$13.00	3,013,830	$13.00
$18.03–$26.00	4,601,601	9.3 years	$20.60	204,481	$23.03
$27.70–$31.70	190,764	7.6 years	$29.98	138,543	$30.80

The effect of net income and earnings per share if the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation is disclosed in Note 1.

10. Earnings per share

 The following table sets forth the computation of basic and diluted income from continuing operations per share (in thousands, except share data):

	Year Ended December 31,
	2003	2002	2001

Numerator:
Numerator for basic earnings per share—
Income from continuing operations available to common stockholders—basic	$132,049	$100,801	$46,018

Numerator for diluted earnings per share—
Income from continuing operations	$132,049	$100,801	$46,018
Interest, net of tax, on 4.25% convertible notes	8,757	8,757	—

Income from continuing operations available to common stockholders—diluted	$140,806	$109,558	$46,018

Denominator:
Weighted-average number of shares outstanding—basic	98,391,849	98,421,052	88,382,443
Effect of dilutive securities:
Non-employee director options	42,717	58,783	65,245
Unvested common shares	89,439	228,427	490,158
Employee options	988,875	1,087,793	1,313,582
4.25% Convertible notes	8,582,076	8,582,076	—

Weighted-average number of shares outstanding—diluted	108,094,956	108,378,131	90,251,428

Dilutive securities outstanding not included in the computation of earnings per share because their effect is antidilutive:
Employee options	1,559,756	401,532	179,100
4.25% Convertible notes	—	—	8,582,076

11. Commitments and contingencies

Construction commitments.    As of December 31, 2003, the Company has obligations under a certain hospital purchase agreement to construct one hospital in 2004 with an aggregate estimated construction cost, including equipment, of approximately $26 million. Of this amount, approximately $17 million has been expended through December 31, 2003. The Company expects to spend an additional $13 to $14 million in replacement hospital construction and equipment costs related to this project and other recently completed replacement hospital projects during 2004. In addition, the Company has also agreed, as part of the August 2003 acquisition of Southside Regional Medical Center in Petersburg, Virginia to build a replacement facility subject to state certificate of need approval. Since approval has not yet been obtained, final construction cost estimates are not yet available.

Physician recruiting commitments.    As part of our physician recruitment strategy, the Company provides income guarantee agreements to certain physicians who agree to relocate to our communities and commit to remain in practice there. Under such agreements, the Company is required to make payments to the physicians in excess of the amounts they earned in their practice up to the amount of the income guarantee. These income guarantee periods are typically for 12 months. Such payments are recoverable by the Company from physicians who do not fulfill their commitment period, which is typically three years, to the respective community. At December 31, 2003, the maximum potential amount of future payments under these guarantees is $13.1 million.

Other.    At December 31, 2003, the Company has commitments whereby the Company has guaranteed rental income to the owner of a medical office building. The Company would only be required to perform under these commitments if the office space is not otherwise leased to physicians. The maximum potential amount of future payments under this commitment is $3.1 million.

At December 31, 2003, the Company has a commitment whereby the Company has guaranteed a debt instrument at one of our joint ventures of which the Company is a minority investor. The Company would only be required to perform under this commitment if the joint venture is unable to meet its obligation. The maximum potential amount of future payments under this commitment is $2.1 million.

Under specified acquisition agreements we have deposited funds into escrow accounts to be used solely for the purpose of recruiting physicians to that specified hospital. At December 31, 2003, the Company had $11.1 million deposited in escrow accounts, which is included in other long-term assets.

Professional liability risks.    Substantially all of the Company's professional and general liability risks are subject to a per occurrence deductible; prior to June 1, 2002, substantially all of the Company's professional and general liability risks were subject to a $0.5 million per occurrence deductible, and for claims reported from June 1, 2002 through June 1, 2003, these deductibles were $2.0 million per occurrence. Additional coverage above these deductibles was purchased through captive insurance companies in which the Company had a 7.5% minority ownership interest and to which the premiums paid by the Company represented less than 8% of the total premium revenues of the captive insurance companies. Concurrently, with the formation of the Company's own wholly-owned captive insurance company in June 2003, the Company terminated its minority interest relationships in those entities. Substantially all claims reported after June 1, 2003 are self-insured up to $4.0 million per occurrence. Management may on occasion increase the insured risk at certain hospitals based upon insurance pricing and other factors. Excess insurance for all hospitals is purchased through commercial insurance companies and generally after the self-insured amount covers up to $100 million per occurrence. The Company's insurance is underwritten on a "claims-made basis." The Company accrues an estimated liability for its uninsured exposure and self-insured retention based on historical loss patterns and actuarial projections. The Company's estimated liability for the self-insured portion of professional and general liability claims was $40.9 and $22.4 million as of December 31, 2003 and 2002, respectively. These estimated liabilities represent the present value of estimated future professional liability claims payments based on expected loss patterns using a weighted-average discount rate of 3.4% in 2003 and 2002. The weighted-average discount rate is based on an estimate of the risk-free interest rate for the duration of the expected claim payments. The estimated undiscounted claims liability was $48.4 million and $24.5 million as of December 31, 2003 and 2002, respectively.

Legal matters.    The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company's consolidated financial position, cash flows or results of operations.

12. Related party transactions

 The Company purchased marketing services and materials at a cost of $113,570, $195,791 and $207,573 in 2003, 2002, and 2001, respectively, from a company owned by the spouse of one of the Company's officers. Transactions with this company were discontinued in 2003.

13. Subsequent events

 On January 22, 2004, the Company filed a registration statement with the Securities and Exchange Commission relating to the offer of up to approximately 23.0 million shares of its common stock to be sold from time to time by affiliates of FL & Co. the principal stockholder since its 1996 acquisition of the Company's predecessor. On February 26, 2004, the Company filed an amendment to the Registration Statement, in which an additional 400,870 shares were added to the Registration Statement to cover the shares to be sold by other stockholders.

On April 19, 2004, the Company entered into an underwriting agreement with CHS/Community Health Systems, Inc., a wholly owned subsidiary of the Company, the selling stockholders named therein, which included affiliates of FL & Co., other shareholders and members of management, and the various underwriters named therein. Pursuant to the underwriting agreement, the selling stockholders sold 23,400,870 shares of common stock at a public offering price of $24.50 per share. The offering reduced Forstmann Little's beneficial ownership interest in the Company to approximately 24%. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

On July 27, 2004, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission relating to the offer and sale from time to time of up to $1.0 billion of common stock and/or convertible debt securities. The shelf registration statement included 23.1 million shares that were sold on September 21, 2004 by affiliates of FL & Co., to an underwriter. These affiliates of FL & Co. had been the Company's principal stockholders since its 1996 acquisition of the Company's predecessor. The 23.1 million or approximately 23% of the Company's outstanding shares sold by affiliates of FL & Co. represented all of their beneficial ownership in the Company. Of the shares sold by affiliates of FL & Co., the Company repurchased from the underwriter and retired 12 million shares at an aggregate cost of $290.5 million, of which $260 million was borrowed under the Company's revolving credit facility of the Company's credit agreement and the remainder paid for with available cash. The Company intends to review long-term financing alternatives which may be used to repay this borrowing. The Company did not receive proceeds from any sales of shares by affiliates of FL & Co. The proceeds from any possible future sale of newly issued shares or convertible debt securities by the Company under the Company's shelf registration statement will be used for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, acquisitions and the repurchase of Company stock.

Effective July 1, 2004, the Company completed the acquisition of Galesburg Cottage Hospital (170 beds) in Galesburg, Illinois. Consideration for this hospital totaled approximately $31 million, of which approximately $25 million was paid in cash and $6 million represented assumed liabilities and acquisition costs. The hospital was acquired from a local not-for-profit corporation.

Effective August 1, 2004, the Company completed the acquisition of Phoenixville Medical Center, (143 beds) in Phoenixville, Pennsylvania. The consideration for this hospital totaled approximately $104 million, of which approximately $98 million was paid in cash and $6 million represented assumed liabilities and acquisition costs. The hospital was acquired from the University of Pennsylvania.

Effective August 1, 2004, the Company sold Sabine Medical Center, located in Many, Louisiana and Randolph County Medical Center, located in Pocahontas, Arkansas for approximately $9 million of which $7.8 million was cash and $1.2 million was a note. In addition, effective September 1, 2004, the Company identified one additional hospital as being held for disposal. The operations of these three hospitals were segregated and reported as discontinued operations in the Company's consolidated statements of income for each of the periods presented.

On August 19, 2004, the Company entered into a $1.625 billion senior secured credit facility with a consortium of lenders. This facility replaced the Company's previous credit facility and consists of a $1.2 billion term loan that matures in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving credit facility that matures in 2009.

On September 21, 2004, the Company entered into an underwriting agreement (the "Underwriting Agreement") among the Company, CHS/Community Health Systems, Inc., Citigroup Global Markets Inc. (the "Underwriter"), Forstmann Little & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership- VI, L.P. (collectively, the "Selling Stockholders"). Pursuant to the Underwriting Agreement, the Underwriter purchased 23,134,738 shares of common stock from the Selling Stockholders for $24.21 per share. The Company did not receive any proceeds from any sale of shares by the Selling Stockholders. On September 27, 2004, the Company purchased from the Underwriter 12,000,000 of these shares for $24.21 per share. For corporate law purposes, the Company retired these shares upon repurchase. Accordingly, these 12,000,000 shares are treated as authorized and unissued shares.

On November 29, 2004, the Company's Board of Directors approved the issuance of $250 million of subordinated notes. The Company anticipates using the offering proceeds to repay borrowings under the revolving and term tranches of our senior secured credit facility.

On November 29, 2004, the Company's Board of Directors gave authority to specified officers to seek and enter into an amendment to our senior secured credit facility.

14. Quarterly financial data (unaudited)

	Quarter
(in thousands, except share and per share data)
	1st	2nd	3rd	4th	Total

Year ended December 31, 2003:
Net operating revenues	$649,337	$648,888	$712,697	$785,844	$2,796,766
Income from continuing operations before taxes	55,682	51,860	52,674	60,350	220,566
Income from continuing operations	33,368	31,157	31,601	35,923	132,049
Net income	33,539	30,616	31,683	35,634	131,472
Earnings per common share—Basic:
Income from continuing operations	0.34	0.32	0.32	0.36	1.34
Loss from discontinued operations	—	(0.01)	—	—	—

Net Income	0.34	0.31	0.32	0.36	1.34

Earnings per common share—Diluted:
Income from continuing operations	0.33	0.31	0.31	0.35	1.30
Loss from discontinued operations	—	(0.01)	—	—	—

Net Income	0.33	0.30	0.31	0.35	1.30

Weighted-average number of shares:
Basic	98,354,944	98,256,322	98,409,888	98,468,574	98,391,849
Diluted	107,820,250	107,765,057	108,123,167	108,672,734	108,094,956
Year ended December 31, 2002:
Net operating revenues	$523,625	$521,578	$543,745	$574,436	$2,163,384
Income from continuing operations before taxes	46,614	42,003	34,956	47,687	171,260
Income from continuing operations	27,298	24,705	20,418	28,380	100,801
Net income	27,176	24,241	20,156	28,411	99,984
Earnings per common share—Basic:
Income from continuing operations	0.28	0.25	0.21	0.29	1.02
(Loss) income from discontinued operations	—	—	—	—	—

Net income	0.28	0.25	0.21	0.29	1.02

Earnings per common share—Diluted:
Income from continuing operations	0.27	0.25	0.21	0.28	1.01
Loss from discontinued operations	—	(0.01)	—	—	(0.01)

Net income	0.27	0.24	0.21	0.28	1.00

Weighted-average number of shares:
Basic	98,111,557	98,267,874	98,533,822	98,571,812	98,421,052
Diluted	108,171,728	99,843,632	108,512,718	108,396,886	108,378,131

QuickLinks

  Exhibit 99.1
Selected financial and operating data
Management's discussion and analysis of financial condition and results of operations
Report of Independent Registered Public Accounting Firm
Community Health Systems, Inc. and subsidiaries consolidated statements of income
Community Health Systems, Inc. and subsidiaries consolidated balance sheets
Community Health Systems, Inc. and subsidiaries consolidated statements of stockholders' equity
Community Health Systems, Inc. and subsidiaries consolidated statements of cash flows
Community Health Systems, Inc. and subsidiaries notes to consolidated financial statements